As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Public Service Enterprise Group Incorporated

(Exact name of Registrant as specified in its charter)

New Jersey	22-2625848
(State of Incorporation)	(I.R.S. Employer Identification No.)

80 Park Plaza, P.O. Box 1171, Newark, NJ 07101-1171

(Address, including zip code, of Registrant’s principal executive offices)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Employee Savings Plan

(Full title of plan)

Caroline Dorsa	or	M. Courtney McCormick, Esq.
Executive Vice President and Chief Financial Officer		Deputy General Counsel

80 Park Plaza

P.O. Box 1171

Newark, NJ 07101-1171

(973) 430-7000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee[1,2]
Common Stock (without par value)	2,000,000 shares	$41.37	$82,740,000	$9,614

[1]	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
[2]	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee based on the average of the high and low prices of PSEG Common Stock on March 3, 2015 for, as reported in the consolidated reporting system.

2,000,000 SHARES
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
COMMON STOCK (WITHOUT PAR VALUE)

offered through the

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
EMPLOYEE SAVINGS PLAN

     The Employee Savings Plan (“Savings Plan”) of Public Service Enterprise Group Incorporated (“PSEG”), provides a convenient method for represented employees of PSEG and its subsidiaries participating in the Savings Plan to purchase shares of PSEG’s Common Stock (without par value) through payroll deductions without payment of any brokerage commission or service charge. While shares of Common Stock are held under the Savings Plan, dividends on such shares are used to purchase additional shares of Common Stock.

     PSEG’s Employee Benefits Committee is the Savings Plan’s plan administrator. Aon Hewitt is the Savings Plan’s third-party administrator. The Savings Plan provides that shares of Common Stock purchased for participants will be purchased in the open market by an agent independent of PSEG and its affiliates, as selected by PSEG or at PSEG’s option, directly from PSEG.

     The price per share of Common Stock purchased in the open market by any independent agent will be the weighted average price, excluding brokerage commissions, of all shares acquired by that independent agent for the Savings Plan during the period such purchases are made. Any applicable brokerage commissions for purchases by any independent agent in the open market will be paid for by the Savings Plan and will be an expense of the Savings Plan.

     The price per share of Common Stock purchased directly from PSEG will be made at the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on the date that such shares are purchased. In the event that there are no trades reported on the date of purchase, the purchase price will be determined on the basis of such prices on the next prior date on which the Common Stock was purchased.

     You should read this prospectus carefully. If you are not now and do not wish to become a participant, or if you wish to continue your present participation without change, no action on your part is required. If you wish to join the Savings Plan or change the amount of your payroll deductions under the Savings Plan, please follow the instructions for submitting an enrollment form to Benefits Express. It is suggested that this prospectus be retained for future reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

March 6, 2015

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GENERAL INFORMATION ABOUT THE SAVINGS PLAN

     The Savings Plan is administered by the Employee Benefits Committee appointed from time to time by the PSEG Board of Directors. The Committee has overall responsibility for the administration and interpretation of the Savings Plan.

     PSEG Services Corporation, PSEG’s subsidiary, is responsible for receiving and processing enrollment forms and making payroll deductions. PSEG Services Corporation, PSEG’s subsidiary, is located at 80 Park Plaza, Newark, NJ 07102.

     Aon Hewitt is third-party administrator for the Savings Plan. The third-party administrator keeps a continuing record of Participants’ accounts under the Savings Plan, sends quarterly statements of account to Participants and performs other duties relating to the Savings Plan for Participants. The third-party administrator is located at Benefits Express (PSEG), 4 Overlook Point, P.O. Box 1584, Lincolnshire, IL 60069-1584.

     The Savings Plan has been in effect since 1999 and, previously, was the Employee Savings Plan of Public Service Electric and Gas Company established in 1981. The Savings Plan was last amended effective January 31, 2014. There are approximately 6,328 participants in the Savings Plan.

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

EMPLOYEE SAVINGS PLAN

ARTICLE I
PURPOSE

     Section 1.1. Purpose. The purpose of the Plan is to encourage and assist thrift and savings by eligible bargaining unit employees of Public Service Enterprise Group Incorporated and certain of its Affiliates through tax-sheltered forms of investment. The Plan and its related Trust Fund are intended to meet the requirements applicable to qualified profit-sharing plans under sections 401(a), 401(k), 401(m) and 501(a) of the Code and the requirements applicable to employee stock ownership plans under section 4975(e)(7) of the Code.

     The Plan is intended to constitute a plan described in section 404(c) of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor regulations section 2550.404c-l. As a result, fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by Participants and beneficiaries.

ARTICLE II
DEFINITIONS

     When used herein, the words and phrases hereinafter defined shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

     Section 2.1. “Account” shall mean the separate account maintained in the Plan for each Participant which consists of the Participant’s Savings Account, Roth Account and/or the Participant’s Frozen ESOP Account.

     Section 2.2. “Active Participant” shall mean a Participant who is an Eligible Employee presently making Nondeferred Deposits or for whom Deferred Deposits are presently being made.

     Section 2.3. “Additional Lump Sum Deposits” shall mean that amount which is contributed to the Plan by a Participant on a lump sum basis. Additional Lump Sum Deposits shall not be entitled to be matched by Employer Contributions.

     Section 2.4. “Affiliate” shall mean—

(a)	any organization while it is a member of a controlled group of corporations (as defined in Code section 414(b) as modified by Code section 415(h)) which includes the Company;
(b)	any trades or businesses (whether or not incorporated) while they are under common control (as defined in Code section 414(c) as modified by Code section 415(h)) with the Company;
(c)	any organization during any period in which it (along with the Company) is a member of an affiliated service group (as defined in Code section 414(m)); or
(d)	any other entity during any period in which it is required to be aggregated with the Company under Code section 414(o).

     Section 2.5. “Basic Deposits” shall mean that amount, not less than 1%, nor more than 7% of a Participant’s Compensation, contributed to the Plan through payroll deduction by or on behalf of a Participant which is entitled to be matched by Employer Contributions.

     Section 2.6. “Board of Directors” shall mean the Board of Directors of the Company.

     Section 2.7. “Cash Balance Plan” shall mean the Cash Balance Pension Plan for Represented Employees of Public Service Enterprise Group Incorporated (formerly known as the “Cash Balance Pension Plan for Represented Employees of Public Service Electric and Gas Company’’) or the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated (formerly known as the “Cash Balance Pension Plan of Public Service Electric and Gas Company’’).

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     Section 2.8. “Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a section of the Code shall also refer to any regulations and other guidance issued under that section.

     Section 2.9. “Commissioner’’ shall mean the Commissioner of Internal Revenue.

     Section 2.10. “Committee” or “Employee Benefits Committee” shall mean the Employee Benefits Committee of the Company appointed by the Board of Directors.

     Section 2.11. “Company’’ shall mean Public Service Enterprise Group Incorporated or its successor.

     Section 2.12. “Company Common Stock” shall mean the Common Stock, without nominal or par value, of the Company.

     Section 2.13. “Company Common Stock Fund” shall mean the Fund established pursuant to Section 7.1(a). The Company Common Stock Fund is intended to qualify as an employee stock ownership plan under Code section 4975(e)(7).

     Section 2.14. “Compensation” shall mean the total remuneration paid to a Participant for services rendered to an Employer excluding the Employer’s cost for any public or private employee benefit plan, but including all Deferred Basic and Supplemental Deposits made by a Participant or on a Participant’s behalf to this Plan and all elective contributions that are made by an Employer on behalf of a Participant which are not includible in income under Code section 125 or 132(f)(4), under rules adopted by the Committee which are uniformly applicable to all Participants similarly situated. However, Compensation shall not include the following:

(a)	any amounts which are deferred under any deferred compensation plan of the Company or any Affiliate and any payments from any such plans of any previously deferred amount;
(b)	any amounts which constitute reimbursement of expenses;
(c)	the following miscellaneous payments:
(1)	separation pay;
(2)	gratuity payments upon death;
(3)	payment for vacation due at time of death;
(4)	worker’s compensation for permanent partial disability;
(5)	Employer contributions for social security, unemployment compensation or other taxes;
(6)	Employer payments toward reimbursement of adoption expenses; and
(7)	payments made expressly for the purpose of satisfying withholding tax liabilities on awards earned pursuant to any employee suggestion program of any Employer;
(d)	the following special international payments:
(1)	international service premium;
(2)	commodities and services allowance;
(3)	equalization pay;
(4)	transportation allowance;
(5)	foreign service pay; and
(6)	hardship allowance; and
(e)	any amounts received by a Participant as a result of the sale of vacation entitlements.

     Effective from the first payroll period beginning after March 1, 2010, Compensation for Participants, other than Participants in units of Employees represented by Utility Workers Union of America (UWUA) Local 601, shall be limited to a Participant’s base pay, his/her overtime pay and amounts received pursuant to the incentive

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compensation program in which he/she is a participant. Compensation shall, however, exclude the Company’s or Participating Affiliate’s cost for any public or private employee benefit plan, including this Plan, but shall include all elective contributions that are made by the Company or Participating Affiliate on behalf of a Participant which are not includible in income under Code sections 125, 132(f)(4) or 401(k). Compensation shall also exclude any amounts that would otherwise be excluded pursuant to the terms of subparagraphs (a), (b), and (c), above).

     Notwithstanding anything in the Plan to the contrary, Compensation shall include differential pay in the Plan Year in which it is paid.

     In any case, however, Compensation of each Participant taken into account for any Plan Year shall not exceed the applicable compensation limit for such year determined under Code section 401(a)(17). This limit on annual compensation shall be adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B).

     Section 2.15. “Deferred” in reference to Deposits shall mean that such Deposits are deferred from current Federal income taxation under Code section 401(k)), provided, however, that effective August 1, 2006, the term “Deferred” in reference to Deposits shall also apply to Roth Elective Deferrals.

     Section 2.16. “Deposits” shall mean the aggregate of Additional Lump Sum Deposits, Basic Deposits and Supplemental Deposits made by or on behalf of a Participant to his or her Account. The total of all Deposits made by or on behalf of a Participant in any Plan Year shall not exceed 50% of the Participant’s Compensation for such Plan Year. Deposits shall include “Deferred Compensation” credited to the Participant under the U.S. Energy Partners 401(k) Plan, “Elective Deferrals” credited to the Participant under the Arden Engineering Constructors, Inc. 401(k) Plan, “Employee Pre-Tax Basic Contributions” credited to the Participant under the Fluidics, Inc. Retirement and 401(k) Plan, and “Salary Reduction Contributions” credited to the Participant under the Wisvest-Connecticut 401(k) Plan.

     Section 2.17. “Disability’’ shall mean any physical or mental condition which renders a Participant incapable of performing further work for his or her Employer, as certified in writing by a Doctor of Medicine designated and approved by the Committee.

     Section 2.18. “Eligible Employee” shall mean any individual included in a unit of employees covered by a collective bargaining agreement who is an Employee of the Company or a Participating Affiliate and who is receiving remuneration for personal services rendered to the Company or Participating Affiliate other than (1) solely as a director of the Company or a Participating Affiliate, (2) as a consultant, (3) as an independent contractor, (4) as an individual who is a “leased employee” within the meaning of Code section 414(n) and as defined in section 2.26(e) of this Plan, or (5) any other individual engaged by the Company or Participating Affiliate in a relationship mat the Company characterizes as other than an employment relationship or who has waived his or her rights to coverage as an employee (regardless of whether a determination is made by the Internal Revenue Service or other governmental agency or court after the individual is engaged to perform such services that the individual is an employee of the Company or Participating Affiliate for the purposes of the Code or otherwise).

     Section 2.19. “Employee” shall mean any individual employed by the Company or an Affiliate.

     Section 2.20. “Employer” shall mean the Company and any Participating Affiliate.

     Section 2.21. “Employer Contributions” shall mean the amounts contributed to the Plan on behalf of Participants by an Employer in accordance with Article V. Employer Contributions shall include “Employer’s Matching Contributions” and “Employee Nonelective Contributions” credited to the Participant under the Fluidics, Inc. 401(k) Plan and “Employer Matching Contributions” and “Employer Discretionary Contributions” credited to the Participant under the Wisvest-Connecticut 401(k) Plan.

     Section 2.22. “ERISA” shall mean the Employee Retirement Income Security Act of 197 4, as amended, or as it may be amended from time to time. A reference to a section of ERISA shall also refer to any regulations and other guidance issued under that section.

     Section 2.23. “Frozen ESOP Account” shall mean that separate portion of an Account established pursuant to Section 9.1 which evidences the shares of Company Common Stock transferred to the Plan for the Account of a Participant, pursuant to the merger with this Plan with the Public Service Electric and Gas Company Tax

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Reduction Act Employee Stock Ownership Plan (TRASOP) and/or the Public Service Electric and Gas Company Payroll-Based Employee Stock Ownership Plan (PA YSOP), including the net worth of the Trust Fund attributable thereto.

     Section 2.24. “Fund” shall mean any of the funds or other investment options established under the Plan for the investment of Participants’Accounts and a loan fund for each Participant who takes a loan under Section 11.13. The Thrift and Pension Investment Committee shall have the discretion to add, change, or eliminate Funds as it deems appropriate. Except as otherwise directed by the Thrift and Pension Investment Committee, the Funds shall include a Company Common Stock Fund and a Personal Choice Retirement Account Fund.

Section 2.25. “Highly Compensated Employee” shall mean:

(a)	any Employee, as defined in section 414(q) of the Code, who at any time:
(1)	during the Plan Year or the preceding Plan Year was at any time a 5% owner (as defined in Code section 416(i)(l)); or
(2)	for the preceding Plan Year, received Compensation (as defined in section 12.l(c)) from the Company or an Affiliate in excess of $80,000 (as adjusted for cost-of-living increases).
(b)	If so elected, the Company may also provide that an Employee with Compensation in excess of $80,000 (as adjusted for cost-of-living increases) shall be a Highly Compensated Employee only if such Employee is in the group consisting of the top 20% of Employees when ranked on the basis of Compensation paid during such Plan Year, excluding those Employees permitted to be excluded pursuant to Code section 414(q) (herein referred to as the “Top Paid Group Election”).

Effective for Plan Years beginning on or after January 1, 1997, the Company shall determine its Highly Compensated Employees without application of the Top Paid Group Election. Notwithstanding the foregoing, the Company may apply the Top Paid Group Election with respect to a Plan Year so long as such election is applied consistently to the determination years of all plans (retirement and non-retirement) of the Company that begin within the same calendar year and so long as the Plan is amended to reflect the application of the Top Paid Group Election to a given Plan Year.

Section 2.26. “Hour of Service” shall mean:

(a)	Each hour for which an Employee is directly or indirectly paid remuneration or entitled to such payment by an Employer for the performance of duties;
(b)	Each hour for which an Employee is paid or entitled to payment by the Company on account of a period of time during which no duties are performed (whether or not the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military service, or leave of absence; provided, however, that an Employee shall not be credited with more than 501 Hours of Service under this sentence for any continuous period during which he or she performs no duties for the Company. Notwithstanding the preceding provisions of this subsection (b), no credit will be given:
(1)	for an Hour of Service for which the individual is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation, or disability insurance laws; or
(2)	for an Hour of Service for which a payment is made, which solely reimburses the individual for medical or medically related expenses incurred.
(c)	Each hour not otherwise credited under the Plan for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer. No more than 501 Hours of Service shall be credited under this item (c) for a period of time during which the Employee did not or would not have performed duties.
(d)	Hours of Service will be credited for employment with an Affiliate.
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(e)	Hours of Service will be credited for employment as a “leased employee” as that term is defined in Code section 414(n) and as defined below, if such leased employee participates in the Plan as a result of subsequent employment with the Company or an Affiliate. A “leased employee” shall mean a person performing services for the Company or an Affiliate who is not a common-law employee where—
(1)	such services are provided pursuant to an agreement between the Participating Affiliate and any other person or entity (hereinafter referred to as the “leasing organization”);
(2)	such person has performed the services for the Participating Affiliate on a substantially full-time basis for a period of at least one year;
(3)	such services are performed under the primary direction of or control by the Participating Affiliate; and
(4)	the person is not covered by a safe harbor plan under Code section 414(n)(5) maintained by the leasing organization. In applying the provisions of this paragraph (4), the Company or an Affiliate may rely upon a written certificate by the leasing organization that the individual is covered by a plan of the type described.
(f)	An Employee shall be credited with an Hour of Service for each month during any period the Employee is absent from work with the Company or an Affiliate for qualified military service in accordance with Code section 414(u). Notwithstanding the foregoing, if the Employee fails to report to work before reemployment rights expire, the Employee shall not receive credit for Hours of Service during such military leave.
(g)	The number of Hours of Service to be credited an Employee shall be on the basis of months of employment under which an Employee is credited with 190 Hours of Service for each month for which such Employee would be required to be credited with at least one Hour of Service.
(h)	The crediting of Hours of Service under this Plan will be applied under the rules of paragraph (b) and (c) of the Department of Labor Regulation 2530.200b-2, which, by this reference, will be specifically incorporated in full into this Plan.

     Section 2.27. “Investment Manager” shall mean an investment manager as defined in ERISA section 3(38).

     Section 2.28. “Lay Off” or “Laid Off” shall mean a Participant’s involuntary separation from service with an Employer because of a reduction in work force at a time when there is no further work available with the Employer for which the Participant is qualified.

     Section 2.29. “Matured” in reference to Deposits and Employer Contributions shall mean that the respective amount has been held in the Plan for at least 24 months. The 24-month period will include periods during which Deposits and Employer Contributions held in the Participant’s Account were held in the Fluidics, Inc. Retirement and 401(k) Plan. The 24-month period shall also include periods during which Deposits and Employer Contributions held in the Participant’s Savings Account were held in the Wisvest-Connecticut 401(k) Plan, if applicable.

     Section 2.30. “Nondeferred” in reference to Deposits shall mean that such Deposits are not deferred from current Federal income taxation under Code section 401(k).

     Section 2.31. “Participant” shall mean any person who has an interest in the Trust Fund.

     Section 2.32. “Participating Affiliate” shall mean any Affiliate of the Company which: (a) adopts the Plan with the approval of the Board of Directors; (b) authorizes the Board of Directors, the Employee Benefits Committee and the Thrift and Pension Investment Committee to act for it in all matters arising under or with respect to the Plan; and (c) complies with such other terms and conditions relating to the Plan as may be imposed by the Board of Directors. For the avoidance of any doubt, a Participating Affiliate shall not include Long Island Electric Utility ServCo LLC.

     Section 2.33. “Pension Plan” shall mean the Pension Plan of Public Service Enterprise Group Incorporated (formerly known as the “Pension Plan of Public Service Electric and Gas Company”).

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     Section 2.34. “Personal Choice Retirement Account Fund” shall mean the Fund established pursuant to Section 7.1(b).

     Section 2.35. “Plan” shall mean this Public Service Enterprise Group Incorporated Employee Savings Plan (formerly known as the “Public Service Electric and Gas Company Employee Savings Plan”), including all amendments hereto which may hereafter be made.

     Section 2.36. “Plan Year” shall mean the calendar year.

     Section 2.37. “Qualified Domestic Relations Order” or “QDRO” shall mean any judgment, decree or order pursuant to a state domestic relations or community property law which relates to the provision of child support or marital property rights, which creates or recognizes the existence of an alternate payee’s right to (or assigns to all alternate payee the right to) receive all or part of a Participant’s Account, and which meets the requirements of(a) and (b) below, as interpreted in accordance with Code section 414(p):

(a)	such order specifies:
(1)	the name and last known mailing address of the Participant and each alternate payee;
(2)	the amount or the percentage of the Participant’s Account to be paid to each alternate payee, or the manner in which such amount or percentage is to be determined;
(3)	the number of payments or the period to which the order applies; and
(4)	each plan to which such order applies; and
(b)	such order does not require the Plan to:
(1)	provide any type or form of benefit or option not otherwise provided under the Plan;
(2)	provide increased benefits; or
(3)	pay to an alternate payee amounts required to be paid to another alternate payee under a prior QDRO.

     Section 2.38. “Record Keeper” shall mean the person(s) or entity(ies) designated by the Committee to maintain the records of the Plan and Plan Accounts and to perform such other functions as may be designated by the Committee.

     Section 2.39. “Required Beginning Date” shall mean with respect to distributions to any Participant, no later than the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2; provided, however, that with respect to distributions to any Participant who attained age 70 before July 1, 1987 and who was not a “5% owner,” the Required Beginning Date for such Participant shall be April 1 of the calendar year following the calendar year in which (1) the Participant attains age 701/2 or (2) the Participant retires, whichever is later. Effective as of January 1, 2003, “Required Beginning Date” shall mean with respect to distributions to any Participant other than a 5% owner, April 1 of the calendar year following the calendar year in which the Participant attains age 701/2 or retires, whichever is later. The Required Beginning Date for a 5% owner shall mean no later than the April l of the calendar year following the calendar year in which such 5% owner attains age 701/2. For purposes of this Section 2.40, a “5% owner” shall mean any person owning (or considered as owning within the meaning of Code section 318) more than 5% of the outstanding stock of an Employer or stock possessing more than 5% of the total combined voting power of such stock.

     Section 2.40. “Retirement” shall mean the termination of employment by a Participant, other than by reason of his or her death, after attaining age 65 or—

(a)	in the case of a participant in the Pension Plan, when the sum of the Participant’s age and credited service (as defined in the Pension Plan) equals or exceeds 80 or under circumstances otherwise entitling the Participant to an immediately payable periodic retirement benefit under the Pension Plan, or
(b)	in the case of a participant in the Cash Balance Plan, after attaining age 55 and completing five or more years of credited service (as defined in the Cash Balance Plan).
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     Section 2.41. “Retirement Choice Program” shall mean the Public Service Enterprise Group Incorporated Retirement Choice Program (formerly known as the “Public Service Electric and Gas Company Retirement Choice Program”) or the Public Service Enterprise Group Incorporated Retirement Choice Program for Represented Employees (formerly known as the “Public Service Electric and Gas Company Retirement Choice Program for Represented Employees”).

     Section 2.42. “Rollover Contributions” shall mean Eligible Employee contributions transferred to the Plan, in accordance with Section 4.14, from a trust under another plan qualified under Code sections 501(a) and 401(a), respectively. Rollover Contributions shall also include “Rollover Contributions” credited to the Participant under the Fluidics, Inc. Retirement and 401(k) Plan, or the Wisvest-Connecticut 401(k) Plan. Effective as of January 1, 2002, Rollover Contributions shall also include Eligible Employee contributions transferred to the Plan, in accordance with Section 4.15, from the following:

(a)	a qualified plan described in both Code sections 401(a) and 403(a), including after-tax employee contributions;
(b)	an annuity contract described in Code section 403(b);
(c)	an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and
(d)	an individual retirement account or annuity described in Code sections 408(a) or 408(b) that is eligible to be rolled over.

Rollover Contributions shall include any amounts from a “qualified Roth contribution program” as defined in Code section 402A(b).

     Section 2.43. “Roth Account” shall mean that separate portion of an Account established pursuant to Section 8.1(b) which evidences the value of Roth Elective Deferrals on behalf of a Participant under the Plan, including the net worth of the Trust Fund attributable thereto.

     Section 2.44. “Roth Elective Deferral” shall mean an elective deferral by a Participant that is designated irrevocably by the Participant in accordance with Section 4.3 as a Roth elective deferral and that is being made in lieu of all or a portion of the Deferred Deposits that are pre-tax elective deferrals the Participant is otherwise eligible to make under the Plan. Roth Elective Deferrals are treated as includable in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a deferral election.

     Section 2.45. “Savings Account” shall mean that separate portion of an Account established pursuant to Section 8.1(a) and which consists of the sum of the following subaccounts of such Participant:

(a)	Basic Deposit Subaccount shall mean that portion of a Participant’s Savings Account which evidences the value of Basic Deposits by or on behalf of a Participant under the Plan, including the net worth of the Trust Fund attributable thereto.
(b)	Supplemental Deposit Subaccount shall mean that portion of a Participant’s Savings Account which evidences the value of Supplemental Deposits and Additional Lump Sum Deposits under the Plan, assets transferred by the Participant from his or her Frozen ESOP Account, and Rollover Contributions to the Plan by or on behalf of a Participant, including the net worth of the Trust Fund attributable thereto, and also including Deposits and Rollover Contributions credited to the Participant under the Fluidics, Inc. Retirement and 401(k) Plan and the Wisvest-Connecticut 401(k) Plan and merged into this Plan.
(c)	Employer Contribution Subaccount shall mean that portion of a Participant’s Savings Account which evidences the value of Employer Contributions which have been credited to a Participant’s Account under Section 5.1 of the Plan (less any forfeitures), including the net worth of the Trust Fund attributable thereto, and also including Employer Contributions credited to the Participant under the Fluidics, Inc. Retirement and 401(k) Plan and the Wisvest-Connecticut 401(k) Plan and merged into this Plan.
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(d)	Retirement Choice Program Allocation Subaccount shall mean that portion of a Participant’s Savings Account which evidences the value of certain service and age points allocated to this Plan pursuant to the Cash Balance Plan and the Retirement Choice Plan and in accordance with Section 5.6 herein, including the net worth of the Trust Fund attributable thereto.

     Section 2.46. “Spouse” shall mean the person to whom the Participant is married. Spouse shall include a person of the same sex if the individuals are lawfully married under applicable law even if the married couple is domiciled in a state that does not recognize the validity of same-sex marriages. Spouse shall not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a manage under the laws of that state.

     Section 2.47. “Supplemental Deposits” shall mean the amount, if any, of Compensation contributed to the Plan through payroll deduction by or on behalf of a Participant which is greater than the maximum permitted Basic Deposit. Supplemental Deposits shall include “Deferred Compensation” credited to the Participant under the U.S. Energy Partners 401(k) Plan “Elective Deferrals” credited to the Participant under the Arden Engineering Constructors, Inc. 401(k) Plan, “Employee Pre-Tax Basic Contributions” credited to the Participant under the Fluidics, 1nc. Retirement and 401(k) Plan, and “Salary Reduction Contributions” credited to the Participant under the Wisvest-Connecticut 401(k) Plan.

     Section 2.48. “Thrift Plan” shall mean the Public Service Enterprise Group Incorporated Thrift and Tax-Deferred Savings Plan (formerly known as the Public Service Electric and Gas Company Thrift and Tax-Deferred Savings Plan.

     Section 2.49. “Trust Agreement’’ shall mean the agreement between the Company and the Trustee which provides for the management of the Trust Fund and the investment of Deposits, Employer Contributions and Rollover Contributions to the Plan and investment of Plan assets.

     Section 2.50. “Trust Fund” shall mean the aggregate of Additional Lump Sum Deposits, Basic and Supplemental Deposits made by or on behalf of Participants, Rollover Contributions and Employer Contributions, together with Frozen ESOP Accounts, increased by any profits or income thereon, and decreased by any losses thereon and by any payments made therefrom.

     Section 2.51. ‘‘Trustee” shall mean any individual(s) or corporation(s) by whom any assets of the Plan are held under the Trust Agreement.

     Section 2.52. “Year of Service” shall mean the 12 consecutive month period beginning on the first day of the month in which an Employee commences employment with the Company or an Affiliate and each succeeding 12 consecutive month period beginning on the yearly anniversary of such day, during which the Employee completes not less than 1,000 Hours of Service. The determination of whether an Employee shall have completed not less than 1,000 Hours of Service during any such period shall be made by crediting such Employee with 190 Hours of Service for each calendar month during such period in which the Employee is entitled to be credited with at least one Hour of Service for such month. For purposes of determining eligibility for Employer Contributions under Section 5.1, an Employee shall complete a Year of Service during the month in which he or she is credited with 1,000 Hours of Service during the applicable 12-month period. In addition, any Employee whose Account includes balances transferred from the Fluidics, Inc. Retirement and 401(k) Plan or the Wisvest-Connecticut 401(k) Plan shall, for purposes of determining Year of Service hereunder, be credited with service with Fluidics, Inc., Wisvest Corporation or Wisvest-Connecticut LLC, as appropriate, in accordance with this Section 2.52.

     Furthermore, for purposes of determining Year of Service hereunder, any Employee who as of January 11, 1998 was an employee of Fluidics, Inc., who, effective as of January 12, 1998 became an Employee of the Company or an Affiliate, and who is a member of one of the following units of Employees covered by a collective bargaining agreement, shall for purposes of this Section 2.52 only, be deemed to have commenced employment as of January 12, 1998. The foregoing sentence shall not apply with respect to any Employee whose Account includes balances transferred from the Fluidics, Inc. Retirement and 401(k) Plan.

(a)	Bristol Myers Squibb (NJ) Local 9 Plumbers and Pipefitters Union
(b)	Local 9 Plumbers and Pipefitters
(c)	Local 107 (PA) Teamsters
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ARTICLE III
PARTICIPATION

     Section 3.1. Participation. Each Eligible Employee may become a Participant by applying with the Record Keeper to establish a Savings Account or Roth Account or accept a Rollover Contribution on such Eligible Employee’s behalf, when a Frozen ESOP Account was established on his or her behalf, or when the Eligible Employee elects to make transfers of age and service credits pursuant to the terms of the Cash Balance Plan and the Retirement Choice Program. An Eligible Employee who, at the time he or she becomes employed by the Company or a Participating Affiliate is a participant in the Thrift Plan, shall be automatically enrolled in the Plan, and account balances held in that plan shall be transferred to this Plan.

     By contacting the Record Keeper and using its automatic voice response system or such other method as approved by the Committee, the Eligible Employee can (a) arrange for the payment of an Additional Lump Sum Deposit to the Plan, (b) authorize his or her Employer to withhold an amount in a specified percentage of his or her Compensation, (c) authorize his or her Employer to accept a Rollover Contribution from another eligible plan in accordance with Section 4.14, (d) authorize establishing an Account to accept transfers of age and service credits pursuant to the terms of the Cash Balance Plan and the Retirement Choice Program, and (e) authorize the Record Keeper and/or Employer to pay any such amount to the Trustee for investment in an applicable Account under the Plan in accordance with the Eligible Employee’s instructions.

     An Eligible Employee who was a former employee of Wisvest-Connecticut LLC or Wisvest Corporation shall become a Participant upon the earlier of: (i) the establishment of a Savings Account to accept the assets merged with this Plan from the Wisvest-Connecticut 401(k) Plan, effective December 31, 2002, or (ii) any of the methods for participation set forth above in this Section3.1.

     Notwithstanding the foregoing, in the case of any Eligible Employee who is hired or rehired to a permanent, full-time position on or after January 1, 2008, the Eligible Employee shall be provided with information on automatic enrollment upon his or her initial eligibility for the Plan. Unless the Eligible Employee timely elects to decline making Deposits or to elect an alternate contribution percentage, the Eligible Employee shall be automatically enrolled in the Plan and shall have Basic Deferred Deposits (none of which shall be designated as Roth Elective Deferrals) made by the Employer on his or her behalf in an amount equal to 3% of his or her Compensation. An Eligible Employee who is automatically enrolled may elect to withdraw Basic Deferred Deposits made pursuant in this paragraph (together with attributable earnings), provided that any such election must be made within 90 days of the Eligible Employee’s date of hire and in accordance with procedures established by the Committee.

     Participation in the Plan is entirely voluntary.

     Section 3.2. Effective Date of Participation. Subject to the provisions of Section 3.1 above, the effective date of participation shall be the earliest of the following: (a) participation in the Plan shall be effective for an Eligible Employee and payroll deductions shall commence, as soon as practicable after the Eligible Employee has applied to the Record Keeper for participation; (b) participation in the Plan for an Eligible Employee whose account is transferred from the Thrift Plan to this Plan shall be effective as of the date such individual became an Eligible Employee under the terms of this Plan; (c) participation in the Plan for an Eligible Employee making a Rollover Contribution or a transfer of age and service credits pursuant to the terms of the Cash Balance Plan and the Retirement Choice Program shall be effective as soon as practicable after such Eligible Employee’s Rollover Contribution or transferred age and service credits are accepted for transfer; (d) participation of an Eligible Employee in the Plan with respect to the Frozen ESOP Account became effective upon receipt by the Plan of the assets credited to the account of such Eligible Employee in Public Service Electric and Gas Company’s TRASOP and/or PAYSOP pursuant to a merger of such plan or plans with this Plan; and (e) participation in the Plan shall be effective for a newly hired Eligible Employee who is automatically enrolled in the Plan and payroll deductions shall commence as soon as practicable after such Eligible Employee’s date of hire.

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ARTICLE IV
DEPOSITS

Section 4.1. Basic Deposits. Subject to the limitations of Sections 4.6 and 5.4, an Eligible Employee may elect:

(a)	to make Basic Nondeferred Deposits to the Plan in an amount equal to any integral multiple of 1% of his or her Compensation up to a total of 8% each pay period;
(b)	to have Basic Deferred Deposits made to the Plan by an Employer on his or her behalf in an amount equal to any integral multiple of 1% of his or her Compensation up to a total of 7% each pay period; or
(c)	to make, or have made by an Employer on his or her behalf, any combination of Deposits under (a) or (b) above, totaling up to 7% of his or her Compensation each pay period;

Effective August 1, 2006, the provisions of section 4.3 regarding Roth Elective Deferrals shall apply to Basic Deferred Deposits. Basic Deposits made by or on behalf of a Participant shall be paid over by the Employer to the Trustee and deposited in the Trust Fund as soon as practicable after deduction and, in any event, within 15 business days after the end of the month in which such deduction is made. Such Basic Deposits shall be credited as soon as practicable to such Participant’s Basic Deposit Subaccount in the Plan, or to the Participant’s Roth Account, as applicable.

Section 4.2. Supplemental Deposits. Subject to the limitations of Sections 4.6 and 5.4, each Participant who is electing the maximum permitted Basic Deposit to the Plan may also elect:

(a)	to make Supplemental Nondeferred Deposits to the Plan in an amount equal to any integral multiple of 1% of his or her Compensation to a total of 43% of his or her Compensation each pay period;
(b)	to have Supplemental Deferred Deposits made by an Employer on his or her behalf in an amount equal to any integral multiple of 1% of his or her Compensation up to a total of 43% of his or her Compensation each pay period; or
(c)	to make, or have made by an Employer on his or her behalf, any combination of the Deposits specified in (a) or (b) above, totaling up to 43% of his or her Compensation each pay period.

Effective August 1, 2006, the provisions of section 4.3 regarding Roth Elective Deferrals shall apply to Supplemental Deferred Deposits. Supplemental Deposits made by or on behalf of a Participant shall be paid over by an Employer to the Trustee and deposited in the Trust Fund as soon as practicable after deduction and, in any event, within 15 business days after the end of the month in which such deduction is made. Such Supplemental Deposits shall be credited as soon as practicable to such Participant’s Supplemental Deposit Subaccount in the Plan, or to the Participant’s Roth Account, as applicable.

Section 4.3. Roth Elective Deferrals. Effective August 1, 2006, a Participant may irrevocably elect that all or any portion of his or her Deferred Deposits, both Basic and Supplemental, shall be made as a Roth Elective Deferral. Roth Elective Deferrals shall be credited to the Participant’s Roth Account in the same time and manner such amounts would have been credited to the Participant’s Basic Deposit Subaccount or Supplemental Deposit Subaccount but for the election to have these contributions made as Roth Elective Deferrals. Notwithstanding any provision of this Plan to the contrary, Roth Elective Deferrals may not be recharacterized as Nondeferred Deposits.

Section 4.4. Additional Lump Sum Deposits. Within any Plan Year, each Participant may make one or more Additional Lump Sum Deposits on a Nondeferred basis in the minimum amount of $250 and in such total amounts which, when aggregated with such Participant’s Basic Deposits and Supplemental Deposits, do not exceed 50% of his or her Compensation for that Plan Year and subject to the limitations of Sections 4.6, 4.13 and 5.4. Additional Lump Sum Deposits made by a Participant shall be paid over by the Record Keeper to the Trustee and deposited in the Trust Fund as soon as practicable, but no later than 15 business days after the end of the month in which such Additional Lump Sum Deposit is received. Such Additional Lump Sum Deposits shall be credited as soon as practicable to such Participant’s Supplemental Deposit Subaccount in the Plan.

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Section 4.5. Method of Deposits. Basic Deposits and Supplemental Deposits by or on behalf of Active Participants shall be made by means of payroll deduction. For convenience of administration, if the percentage of Compensation elected to be contributed to the Plan by an Active Participant is not equal to a whole dollar amount, such amount will be increased to the next whole dollar amount in establishing the deduction to be made from such Active Participant’s pay. In addition, if an Active Participant’s Compensation is changed, the resulting change in deduction shall be made as soon as practicable after such change in Compensation.

Additional Lump Sum Deposits shall be paid directly by Participants to the Record Keeper who shall forward them to the Trustee for investment in the Participant’s Savings Account in accordance with his or her then current investment direction.

Section 4.6. Limits on Deferred Deposits.

(a)	In no event may Deferred Deposits for any Participant attributable to any taxable year of such Participant (presumably the calendar year) exceed the amount permitted by Code section 402(g) in effect for such taxable year, except to the extent permitted under Section 4.6(b) of the Plan below. Where a Participant elects under Section 4.1 to have Deferred Deposits made by an Employer to the Plan which would otherwise exceed the limit of this Section 4.6(a) and 4.6(b) below, if applicable, such excessive Deferred Deposits (other than Roth Elective Deferral amounts) shall be deemed to be Nondeferred Deposits to the Plan (“Deemed Nondeferred Deposits”) rather than Deferred Deposits to the Plan; provided, however, that such Deemed Nondeferred Deposits shall be subject to the limits and rules of Sections 4.1 and 4.2; and provided further, that such Deemed Nondeferred Deposits shall be deemed to be Basic Nondeferred Deposits (and, therefore, matched by Employer Contributions as set forth in Article V) to the extent possible under the limits of Sections 2.5 and 4.1, taking into account other Basic Deferred and Nondeferred Deposits of the Participant.
(b)	In addition to the Deposits allowed by this Article IV, Eligible Employees who have attained age 50 before the close of a Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v) (and in the amount of allowable catch-up contributions for the Plan Year as set forth in Code section 414(v)). Such catch-up contributions shall not be taken into account for purposes of Section 4.6(a) and Article XII of the Plan. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of such catch-up contributions. Unless otherwise determined by the Employee Benefits Committee, no election shall be required for the making of catch-up contributions, provided, however, that a Participant shall be able to elect that all or a portion of his or her catch-up contributions shall be Roth Elective Deferrals (in accordance with Section 4.3) and credited to such Participant’s Roth Account. To the extent that a Participant has Deferred Deposits which would otherwise exceed the limit of Section 4.6(a) above, such excess Deferred Deposit shall first be deemed a catch-up contribution if allowed under the provisions of this Section 4.6(b). Any remaining excess Deferred Deposit after the application of this Section 4.6(b) shall be treated in accordance with Section 4.6(a) above.

Section 4.7. Distribution of Excess Deferral Amounts.

(a)	Notwithstanding any other provision of the Plan to the contrary, an Employer shall distribute any Excess Deferral Amount (as defined below), adjusted according to Section 4.7(d), to Participants who claim such allocable Excess Deferral Amounts for a calendar year. Such distribution shall be made no later than the April 15th next following the end of the calendar year for which such claim is made.
(b)	For purposes of this Section 4.7, “Excess Deferral Amount” shall mean the amount of Deferred Deposits for a calendar year that the Participant allocates to this Plan and claims pursuant to the election procedure set forth in Section 4.7(c) below. The Committee shall determine the extent to which the Excess Deferral Amount is composed of Deferred Deposits other than Roth Elective Deferrals and the extent to which the Excess Deferral Amount is composed of Roth Elective Deferrals, in accordance with administrative procedures applied uniformly to all Participants.
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(c)	A Participant’s election to claim an Excess Deferral Amount for a calendar year shall be in writing, shall be submitted to the Committee no later than the March 1st next following the end of such calendar year, shall specify the Excess Deferral Amount and shall state that if such amount is not distributed, such Excess Deferral Amount, when added to amounts deferred under other plans or arrangements described in Code sections 401(k), 408(k) or 403(b), exceeds the limit imposed on the Participant by Code section 402(g) for the taxable year (calendar year) in which the deferral occurred.

A Participant shall be deemed to make an election to claim an Excess Deferral Amount for a calendar year to the extent that the amount of Deferred Deposits, when aggregated with deferrals by the Participant pursuant to any other cash or deferred arrangement maintained by the Company or an Affiliate under Code section 40 l (k), exceeds the limit imposed by Code section 402(g) for such year.

(d)	The amount distributed to a Participant pursuant to this Section 4.7 with respect to a calendar year shall be increased or decreased, as applicable, by investment income or losses attributable thereto, as calculated in accordance with applicable Treasury regulations or other regulatory guidance. The amount distributed shall be adjusted for attributable income or losses for the period after the end of the calendar year for which the contributions were made and prior to the distribution date. Notwithstanding the foregoing, for Plan Years beginning on or after January 1, 2007, the amount distributed to a Participant shall include any income attributable to any period after the end of the calendar year through the distribution date.
(e)	In the event that the Excess Deferral Amount consists of Roth Elective Deferrals, the excess Roth Elective Deferrals shall be returned by April 15 of the year following the year of contribution.

Section 4.8. Code Section 401(k) Limits on Deferred Deposits.

(a)	Effective January 1, 1997, Deferred Deposits for any Plan Year shall not result in the actual deferral percentage of the group of Highly Compensated Employees eligible to participate in the Plan for such Plan Year exceeding the actual deferral percentage of the group of all other Eligible Employees for the current Plan Year by more than the greater of:
(1)	one and one-quarter times; or
(2)	the lesser of (A) two times or (B) two percentage points.

However, notwithstanding the above, the Committee may use the actual deferral percentage for the prior Plan Year for the group of Eligible Employees who are not Highly Compensated Employees by making an election at a time, and in a manner, prescribed by the Secretary of the Treasury. Such election may be revoked for a following Plan Year only in accordance with rules prescribed by the Secretary of the Treasury.

(b)	The actual deferral percentage of each group of Eligible Employees shall be the average of the ratios (calculated separately for each Eligible Employee in each group) of (i) the Deferred Deposits made on behalf of each Eligible Employee for the relevant Plan Year to (ii) such Eligible Employee’s Compensation for the relevant Plan Year (or in the discretion of the Committee, for the portion of the Plan Year during which the Employee was an Eligible Employee, provided this alternative is applied uniformly to all Employees for the Plan Year on a reasonably consistent basis from Plan Year to Plan Year).
(c)	“Compensation” for purposes of this Section 4.8 only shall mean an Eligible Employee’s compensation as determined in any manner that satisfies the requirements of Code section 414(s).
(d)	The Committee shall, consistent with regulations under the Code, establish nondiscriminatory rules to meet the requirements of this Section 4.8 provided, however, that any distribution to Highly Compensated Employees of Deferred Deposits to meet the requirements of this Section 4.8 shall be made on the basis of the dollar amount of Deferred Deposits on behalf of each such Highly Compensated Employee. Any distribution of Deferred Deposits made in accordance with this Section 4.8 shall occur no later than the last day of the Plan Year following the Plan Year for which such Deferred Deposit was made.
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(e)	The amount of Deferred Deposits which must be distributed to any Highly Compensated Employee under this section for a Plan Year shall be reduced by “Excess Deferral Amounts” previously distributed to the Highly Compensated Employee for the taxable year of such Highly Compensated Employee ending during the Plan Year. Furthermore, the amount of any Deferred Deposit distributed under this section must include the income attributable thereto. For Plan Years ending prior to January 1, 2006 or beginning on or after January 1, 2008, in no event shall the distribution include income attributable to any period after the end of the Plan Year for which the Deferred Deposit was made. The Committee shall determine the extent to which any Deferred Deposit to be distributed is composed of Deferred Deposits other than Roth Elective Deferrals and the extent to which the Deferred Deposit to be distributed is composed of Roth Elective Deferrals, in accordance with administrative procedures applied uniformly to all Participants.
(f)	Should the Committee determine during the course of any Plan Year that the nondiscrimination test of Code section 401(k) might not be met for such Plan Year, the Committee may reduce, at any time, the percentage of Deferred Deposits that a Highly Compensated Employee may elect to have contributed to the Plan in accordance with this Article IV to a percentage that the Committee determines appropriate to ensure that the test shall be met for the Plan Year.
(g)	Notwithstanding any provision above, in running the actual deferral percentage test under this Section 4.8 the Committee may utilize any of the testing alternatives permitted under Code section 401(k) and Treasury Regulation section 1.401(k)-2.
(h)	Special Testing Provisions:
(1)	For purposes of this Section 4.8, the actual deferral percentage of a Highly Compensated Employee who is eligible for Deferred Deposits or similar employer contributions under two or more plans described in Code section 401(k) that are maintained by the Company or an Affiliate shall be determined as if all such contributions were made under a single Plan, except as otherwise provided in regulations under Code section 401(k).
(2)	For purposes of this Section 4.8, actual deferral percentages shall be determined by considering all applicable contributions made under any other plans that are aggregated with this Plan for purposes of Code sections 401(a)(4) and 410(b). If other plans are permissively aggregated with this Plan for purposes of Code section 401(k), the aggregated plans must satisfy Code sections 401(a)(4) and 410(b) as if they constituted a single plan.
(3)	For purposes of this Section 4.8, the actual deferral percentage test shall be performed after application of the mandatory disaggregation rules of Code section 410(b). Notwithstanding the preceding sentence, two or more separate collective bargaining units may be treated as a single collective bargaining unit for purposes of such test if the combination of units is determined on a basis that is reasonable and reasonably consistent from year to year.

Section 4.9. Unmatched Employer Contributions. If, as the result of the operation of Sections 4.6, 4.7, and/or 4.8, and before the operation of Section 4.10, the combined Deposits of a Participant are adjusted in such a way that Employer Contributions previously made on behalf of a Participant for a Plan Year are no longer matched by such Participant’s Basic Deposits, then the matching Employer Contributions allocated to such Participant’s Account for such Plan Year shall be reduced, under nondiscriminatory rules established by the Committee, to the extent necessary to equal the percentage of Employer Contributions (as set forth in Article V) with respect to the Participant’s remaining Basic Deposits for such Plan Year. The amount, if any, of previously allocated Employer Contributions in excess of the percentage of Employer Contributions (as set forth in Article V) of the Participant’s remaining Basic Deposits shall be forfeited and applied to reduce future Employer Contributions to the Plan.

Section 4.10. Changing Deposit Percentages. The percentage of Compensation deposited in the Plan by or on behalf of an Active Participant shall continue in effect until such Active Participant shall change the rate of such Deposits. An Active Participant may change the rate of Deposits to a higher or lower percentage of Compensation within the limitations of Sections 4.1, 4.2 and 4.6 by arranging for such change with the Record Keeper or as otherwise prescribed by the Committee. Any such change shall become effective as soon as practicable after receipt of the notice of change by the Record Keeper. Effective January 1, 2008, an Active Participant may make

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an election to automatically increase his or her rate of Deposits each year, but no higher than 8% of the Active Participant’s Compensation. Any such election shall be effective as of a date designated by the Committee and shall be made by giving notice of election in the manner prescribed by the Committee.

Section 4.11. Suspension of Deposits.

(a)	An Active Participant may suspend all of the Deposits to the Plan made by such Participant or on his or her behalf at any time by arranging for such suspension with the Record Keeper or as otherwise prescribed by the Committee. Such suspension shall be effective as soon as practicable after receipt of the notice of suspension by the Record Keeper, and shall continue until such Participant elects to have Deposits resumed by arranging therefor with the Record Keeper. Payroll deductions under the Plan shall begin again as soon as practicable after such notice is received by the Record Keeper.
(b)	If, after other required and authorized deductions from an Active Participant’s pay, there is not sufficient money available in any pay period to make the entire authorized payroll deduction for such Participant’s Nondeferred Deposits, no payroll deduction shall be made therefor for that pay period.
(c)	In case of any such total suspension of Deposits, pursuant to subsection (a), Employer Contributions on behalf of such Participant shall be automatically suspended for a like period.

Section 4.12. Limit on Additional Lump Sum Deposits. No further Additional Lump Sum Deposits may be made by any Participant in any Plan Year in which the aggregate amount of all of such Participant’s Deposits under the Plan exceeds 50% of such Participant’s Compensation for that Plan Year. Any Additional Lump Sum Deposits inadvertently received in excess of this limitation shall be refunded to the Participant as soon as practicable following determination of such excess.

Section 4.13. Elections. All elections under this Article IV shall be made at the time, in the manner and subject to the conditions as are specified by the Committee. Elections of Deferred Deposits shall in all cases be irrevocably made prior to the beginning of the payroll period for which such elections shall apply. In any year in which the Committee deems it necessary to do so to meet the requirements of Section 4.6, 4.8, 4.10 or 5.4 of the Code and the regulations thereunder, the Committee may reduce, for that Plan Year, the permissible amount of Deposits by or on behalf of any or all Active Participants.

Section 4.14. Rollover Contributions.

(a)	Subject to such rules as may be established by the Committee, an Eligible Employee may transfer Rollover Contributions (as defined in Section 2.42) to the Plan, to be deposited in his or her Supplemental Deposit Account. The Eligible Employee must certify that such amount to be transferred as a Rollover Contribution qualifies for such transfer under the Code and regulations thereunder and must submit such information or evidence, satisfactory to the Committee that it may require in order to approve such transfer. In addition, Rollover Contributions shall then be subject to all terms and conditions of this Plan and the Trust Agreement and shall be treated in the same manner as Supplemental Deposits, unless the context of the Plan or Trust requires otherwise.
(b)	In. the event that the Plan accepts a Rollover Contribution from an Eligible Employee that includes an amount that the Committee later determines is an “invalid rollover contribution” (as defined below), the amount of the invalid rollover contribution, plus any earnings attributable thereto, shall be distributed to the Eligible Employee as soon as practicable after such determination.
(c)	An “invalid rollover contribution” is an amount that is not an eligible Rollover Contribution, as described in subsection (a) above, or that does not satisfy the other requirements of Code section 401(a)(31), Code section 402(c), or Code section 408(d)(3) for treatment as a rollover or a rollover contribution.

Section 4.15. Transfers from the Thrift Plan. Any Eligible Employee who, at the time he or she becomes employed by the Company or a Participating Affiliate, is a participant in the Thrift Plan, shall automatically be enrolled in the Plan, and all balances in the Thrift Plan shall be transferred to the Plan. Upon the transfer of Employee whose terms of employment is not covered by a collectively bargaining agreement to a position where his or her terms of employment is covered by a collectively bargaining agreement and he or she become an

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Eligible Employee in this Plan, such Eligible Employee’s account under the Thrift Plan shall transfer to this Plan. All contribution and investment elections in effect for the Thrift Plan shall remain in effect, subject to change pursuant to the operation of Sections 4.11, 4.12 and 6.2 hereof.

     Section 4.16. Qualified Military Service. Notwithstanding any provision in this Plan to the contrary, effective December 12, 1994, a Participant who is or was engaged in “qualified military service,” as that term is defined in Code section 414(u), shall be permitted to make additional Basic Deposits, Supplemental Deposits, and Additional Lump Sum Deposits in accordance with this Article IV and in an amount as determined under Code section 414(u). Under no circumstances shall the Deposits provided for in this Section 4.17 exceed the amount the Participant would have been permitted to contribute had such Participant remained continuously employed by the Employer throughout the period of qualified military service.

ARTICLE V
EMPLOYER CONTRIBUTIONS

Section 5.1. Amount and Payment of Employer Contributions. Each Employer shall contribute to the Plan on behalf of Participants who are Eligible Employees, who have completed a Year of Service, and who are making or having their Employer make on their behalf Basic Deposits to the Plan an amount equal to 50% of the aggregate of such Basic Deposits, except to the extent that such Basic Deposits are reduced or distributed as provided in Sections 4.6 through 4.19, and except as provided in this Article V and in Section 11.4.

Provided, however, that, effective for the first payroll period beginning after January 10, 2010:

•	No Employer Contributions shall be made with respect to Participants who are (a) included within a unit of employees covered by a collective bargaining agreement with United Association of Journeymen and Apprentices of the Plumbing and Pipefitters Industry (UA) Local No. 855 and (b) also participants in the Pension Plan; and
•	Employer Contributions with respect to Participants who are (a) included within a unit of employees covered by a collective bargaining agreement with International Brotherhood of Electrical Workers Local Union 94, International Brotherhood of Electrical Workers Local Union 97, Office Professional Employees International Union Local 153, and the Utility Workers Union of America (UWUA) Local 470-1 and (b) also participants in the Pension Plan shall be limited to 25% of Basic Deposits.

Notwithstanding the foregoing, effective from the first payroll period beginning after December 31, 2010, Employer Contributions with respect to Participants who are (a) included within a unit of employees covered by a collective bargaining agreement with International Brotherhood of Electrical Workers Local Union 94, International Brotherhood of Electrical Workers Local Union 97, Office Professional Employees International Union Local 153, the United Association of Journeymen and Apprentices of the Plumbing and Pipefitters Industry (UA) Local No. 855 and the Utility Workers Union of America (UWUA) Local 470-1, and (b) also participants in the Pension Plan shall be equal to 50% of the aggregate of their Basic Deposits.

Notwithstanding the foregoing, effective from the first payroll period beginning after December 31,2011, Employer Contributions with respect to Participants in units of employees represented by Utility Workers Union of America (UWUA) Local 601 shall be equal to 25% of the aggregate of their Basic Deposits. Effective from the first payroll period beginning after December 31, 2012, Employer Contributions with respect to Participants in units of employees represented by Utility Workers Union of America (UWUA) Local 601 shall be equal to 50% of the aggregate of their Basic Deposits.

Basic Deposits of an Eligible Employee’s before-tax Compensation shall be matched before Basic Deposits of an Eligible Employee’s after-tax Compensation.

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Employer Contributions with respect to a Plan Year shall be paid to the Trustee not later than the due date (including extensions of time) for filing the Company’s consolidated Federal income tax return for such year. All Employer Contributions may be made without regard to current or accumulated earnings of the Employer. Notwithstanding the foregoing, the Plan shall be designated a profit sharing plan for purposes of Code sections 401(a), 402, 412 and 417, except with respect to balances held in the Company Common Stock Fund.

Section 5.2. Employer Contributions in Company Common Stock. For periods prior to February 1, 2002, Employer Contributions with respect to Basic Deposits in excess of 5% of Compensation for Participants who were employed by an Employer other than CEA Newark Bay Services, Inc. were made in shares of Company Common Stock and Employer Contributions with respect to Basic Deposits in excess of 6% of Compensation for Participants who were employed by CEA Newark Bay Services, Inc. were made in shares of Company Common Stock. Effective as of February 1, 2002, Employer Contributions are made solely in accordance with Section 5.1 above. In addition, effective as of February 1, 2002, with respect to Employer Contributions made in shares of Company Common Stock prior to February 1, 2002 and in accordance with this Section 5.2, such shares may be transferred to any of the available Funds established pursuant to Section 7.1.

Section 5.3. Reduction of Employer Contributions by Forfeitures. The amount of an Employer’s Contribution shall be reduced by the amount of the reduction of an unmatched Employer Contribution allocable to a Highly Compensated Employee as provided in Sections 4.8, and 4.9, by the amount of any forfeiture as a result of termination of the employment of an Active Participant as provided in Section 11.2, or as a result of the Employer’s inability to locate a Participant or beneficiary to whom a benefit hereunder is due as provided in Section 11.14.

Section 5.4. Maximum Annual Additions. The maximum Annual Addition, as defined in Section 12.1, for any Plan Year to any Participant’s Account may not exceed the amount provided for by Code section 415(c). The rules governing the application of this Section 5.4 and other limitations imposed by Code section 415 are more fully set forth in Article XII.

Section 5.5. Return of Employer Contributions.

(a)	Notwithstanding any provision of the Plan to the contrary, any Employer Contribution made to the Plan by reason of mistake of fact may be returned to the Employer making such Employer Contribution, provided the return of such Employer Contribution is made within one year from the date the mistaken payment was made, and any amount so returned shall be disposed of as the Committee shall direct.
(b)	If the Internal Revenue Service determines that any contribution by an Employer to the Plan is not deductible under Code section 404, such Employer shall have the option, which it may exercise within one year after the date of the disallowance of such deduction, to have such contribution returned to the Employer, and any amount so returned shall be disposed of as the Committee shall direct.

Section 5.6. Allocation from Cash Balance Plan. Pursuant to the Cash Balance Plan and the Retirement Choice Program, Participants who so elect may have certain service and age points otherwise allocated to them under the Cash Balance Plan made as an Employer Contribution to their Accounts under this Plan. All amounts so elected shall be accepted by the Trustee and invested in accordance with Section 6.1. No amounts attributable to Employer Contributions resulting from Participant elections made pursuant to the Cash Balance Plan and the Retirement Choice Program shall be available for withdrawal from the Plan until the Participant’s termination of employment by the Company or any Affiliate.

Section 5.7. Qualified Military Service. Notwithstanding any provision in this Plan to the contrary, effective December 12, 1994, the Employer shall contribute to the Plan on behalf of a Participant who is or was engaged in “qualified military service,” as that term is defined in Code section 414(u), and who makes or is having made additional Basic Deposits to the Plan under Section 4.17 on his or her behalf, the amount of Employer Contributions as required under this Article V and Code section 414(u) with respect to such additional Basic Deposits. In addition, a Participant who is or was engaged in qualified military service shall be entitled to make the election provided for in Section 5.6 of this Plan, if applicable, for the period set forth in Code section 414(u).

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ARTICLE VI
SAVINGS ACCOUNT AND ROTH ACCOUNT INVESTMENTS

Section 6.1. Investment of Deposits, Rollover Contributions and Employer Contributions. Deposits, Rollover Contributions and Employer Contributions to the Plan shall be invested by the Trustee under the Trust Agreement in the Funds established pursuant to Section 7.1. Upon enrolling in the Plan, each Participant shall specify, in such manner as shall be prescribed by the Committee, the percentage (which shall be an integral multiple of 1% — including 0% but not exceeding 100% in the aggregate) of Deposits to his or her Savings Account and Roth Account which shall be invested in each of such Funds. Employer Contributions shall be invested by the Trustee for the Account of an Active Participant in the same Funds and in the same percentages as directed by such Participant with respect to the Basic Deposits to his or her Savings Account. Rollover Contributions may be invested in Funds under the Plan in such dollar amounts as shall be designated by the Participant. Notwithstanding anything to the contrary herein, a Participant who, at the time he or she becomes an Eligible Employee, is a participant in the Thrift Plan, shall continue the same investment elections as he or she maintained in the Thrift Plan until a change in investment direction is made in conformity with Section 6.2 hereof.

Section 6.2. Change in Investment Direction. Any investment direction given by a Participant under Section 6.1 or automatic investment under Section 6.8 shall continue in effect until changed by the Participant. A Participant may change any such direction by giving notice of such change in the manner prescribed by the Committee. Any such change shall become effective as soon as practicable after receipt of the notice of change by the Record Keeper. A change in investment direction under this Section 6.2 shall not automatically cause a transfer of investments under Section 6.3.

Section 6.3. Transfer/Reallocation of Investments. Subject to Section 6.6 regarding transfers into and out of the Personal Choice Retirement Account Fund and Section 9.3 regarding transfers out of the Frozen ESOP Account, a Participant may:

(a)	direct that all or any part (in integral multiples of 1%) of his or her interest in any one or more of the Funds be transferred to any one or more of the other Funds, except that no transfer may be made into a Participant’s Frozen ESOP Account. A Participant may also transfer his or her Frozen ESOP Account assets (in integral multiples of 1%, but not exceeding 100% in the aggregate) into any one or several of the Funds. However, any transfer from a Fund shall be subject to such contractual limitations regarding transfers from such Fund as may exist from time to time under the contracts governing investments held in such Fund. A direction to transfer all or a portion of a Participant’s interest in a Fund shall be made by giving notice in the form prescribed by the Committee. Subject to any contractual limitations that may be applicable, any such transfer shall be made as soon as practicable after receipt of the notice of such transfer by the Record Keeper; or
(b)	reallocate all or any part (in integral multiples of 1%) of his or her interest among the Funds, except that no funds may be reallocated into or out of a Participant’s Frozen ESOP Account. Any such reallocation shall be subject to such contractual limitations as may exist from time to time under the contracts governing investments held in such Funds. A direction to reallocate a portion of a Participant’s interest in a Fund shall be made by giving notice in the form prescribed by the Committee. Subject to any contractual limitations that may be applicable, any such reallocation shall be made as soon as practicable after receipt of the notice of such reallocation by the Record Keeper.

Section 6.4. Quarterly Automatic Rebalancing. Excluding investments in the Participant’s Frozen ESOP Account and in the Personal Choice Retirement Account Fund, a Participant may elect to automatically rebalance his or her Account among some or all of the Funds at the end of each calendar quarter. Any such rebalancing shall also be subject to those contractual limitations regarding transfers from certain Funds as may exist from time to time under the contracts governing investments held in such Funds. A direction to elect quarterly automatic rebalancing of a Participant’s Account shall be made by giving notice in the form prescribed by the Committee and shall be in effect until an election is made to discontinue such rebalancing. Subject to any applicable contractual limitations, such rebalancing shall commence as soon as practicable after the Record Keeper’s receipt of the notice of such election and shall occur on, or as soon as practicable following, the end of each subsequent calendar quarter.

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Section 6.5. Loans

(a)	Participants may receive loans from their Savings Accounts and Roth Accounts under the provisions of Section 11.13. A loan to a Participant shall be considered an investment of such Participant’s Savings Account and Roth Account, and the principal amount of the loan shall be treated as a separate investment within the Accounts and subaccounts. Repayments of the principal amount of the loan shall reduce such corresponding investments of each such Account and subaccount in the inverse order of such investment and repayments of such principal along with any accrued interest thereon shall be invested in the Funds in accordance with the Participant’s then current investment direction. Loan amounts shall be taken from Accounts in the following order:
(1)	Roth Elective Deferrals;
(2)	Deferred Deposits other than Roth Elective Deferrals;
(3)	Unmatured vested Employer Contributions;
(4)	Matured vested Employer Contributions;
(5)	Rollover Contributions;
(6)	Unmatured Post-1986 Nondeferred Deposits;
(7)	Matured Post-1986 Nondeferred Deposits;
(8)	Pre-1987 Nondeferred Deposits.
(b)	Notwithstanding the foregoing, loan proceeds shall not be taken from a Participant’s Frozen ESOP Account, from assets invested in the Personal Choice Retirement Account Fund, or from the Retirement Choice Program Allocation Subaccount of a Participant’s Account.
(c)	Each outstanding loan under the Arden Engineering Constructors, Inc. 401(k) Plan, the Fluidics, Inc. Retirement and 401(k) Plan, and the Wisvest-Connecticut 401(k) Plan at the time the assets of such plans were merged into this Plan shall continue to be in effect in accordance with the original terms and conditions of such loan; provided, however, that the loan amortization amounts, and corresponding payroll deductions amounts, shall be modified to the extent necessary to conform to payroll periods in use under this Plan.

Section 6.6. Special Rules for Investment in the Personal Choice Retirement Account Fund. Notwithstanding any provision of this Plan to the contrary, the investment in the Personal Choice Retirement Account Fund shall be subject to the following restrictions and limitations:

(a)	only vested amounts in a Participant’s Account may be transferred into the Personal Choice Retirement Account Fund;
(b)	investments shall be in minimum amounts of $1,000 and shall be accomplished only through Fund transfers in accordance with Section 6.3 (therefore, no Basic Deposits, Supplemental Deposits, Additional Lump Sum Deposits, or Employer Contributions may be made directly into the Personal Choice Retirement Account Fund);
(c)	for the period October 1, 1999 through September 30, 2000, investments shall be limited to 50% of the vested balance in the Participant’s Account; therefore, the vested balance of the Participant’s Account shall be no less than $2,000 to be able to make an initial investment in the Personal Choice Retirement Account Fund;
(d)	for the period October 1, 2000 through September 30, 2001, investment shall be limited to 75% of the vested balance in the Participant’s Account;
(e)	for the period October 1, 2001 and beyond, any Participant maintaining a balance in the Personal Choice Retirement Account Fund must maintain a minimum $500 vested balance in the Plan’s other Funds;
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(f)	transfers into and out of the Personal Choice Retirement Account Fund shall be in whole dollar amounts only with the exception of a 100% transfer out of the Personal Choice Retirement Account Fund, or a supplemental transfer out of a residual amount after the Personal Choice Retirement Account Fund is closed;
(g)	with respect to transfers out of the Personal Choice Retirement Account Fund, the Participant must designate the specific investment(s) which is (are) to be liquidated in order to effect the requested transfer;
(h)	participation shall be subject to an annual participation fee in an amount determined by the Committee;
(i)	the annual participation fee shall be deducted on the day the Participant first invests in the Personal Choice Retirement Account Fund, and the first business day of January thereafter, pro rata from the portion of the Participant’s Account which is nonforfeitable and not invested in the Personal Choice Retirement Account Fund;
(j)	all fees related to specific transactions in the Personal Choice Retirement Account Fund will be deducted directly from the Participant’s Account (first, from the balance in the Personal Choice Retirement Account Fund and then from the balance in the Participant’s other Funds);
(k)	all transactions within and from the Personal Choice Retirement Account Fund shall be in settled cash only, and, to the extent that a transaction has not settled, further transactions and withdrawals from the Personal Choice Retirement Account Fund will not be available;
(1)	no transfer may be made directly from any stable value fund offered under the Plan into the Personal Choice Retirement Account Fund, and any amounts transferred from such stable value fund must be invested in one of the Plan’s other equity funds for at least 90 days (or such other applicable requirement as may be imposed from time to time) before they may be transferred into the Personal Choice Retirement Account Fund; and
(m)	the Record Keeper may take administrative control of the Participant’s Personal Choice Retirement Account Fund solely for purposes of settling transfers to a Participant’s beneficiary and for apportioning the Participant’s Account with respect to a Qualified Domestic Relations Order in accordance with Article XXII herein.

Section 6.7. Election to Reinvest or Distribute Cash Dividends. In accordance with the procedures established by the Committee, a Participant (or the Participant’s beneficiary) may elect, with respect to dividends on shares of Company Common Stock allocated to the Participant’s Account and invested in the Company Common Stock Fund, to have such dividends: (a) paid directly to the Participant (or beneficiary) in cash; or (b) paid to the Participant’s Account and reinvested in the Company Common Stock Fund. If dividends are paid directly to the Participant (or beneficiary) under this Section 6.7, the dividends must be paid no later than 90 days after the close of the Plan Year in which such dividends were paid to shareholders. Where a Participant fails to make an election in accordance with the procedures established by the Committee, the dividends paid with respect to that portion of a Participant’s Account invested in the Company Common Stock Fund shall be automatically reinvested in accordance with subsection (b) herein. The provisions of this Section 6.7 do not apply with respect to Company Common Stock held in a Participant’s Frozen ESOP.

Section 6.8. Special Rule for Default Investment of Accounts. Absent an investment election by an Eligible Employee who has been automatically enrolled in the Plan or any other Eligible Employee on whose behalf contributions are made to the Plan, his or her Account shall be invested in the Fund selected by the Thrift and Pension Investment Committee in its sole and absolute discretion. The Thrift and Pension Investment Committee has selected the Target Date Funds as the default investment option.

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ARTICLE VII
SAVINGS ACCOUNT AND ROTH ACCOUNT FUNDS

Section 7.1. Establishment of Funds. The Thrift and Pension Investment Committee shall establish Funds exclusively for the collective investment of Trust Fund assets attributable to Participant Savings Accounts and Roth Accounts; as directed by Participants. Except as otherwise directed by the Thrift and Pension Investment Committee, the Funds shall include:

(a)	A “Company Common Stock Fund,” the assets of which are principally invested in Company Common Stock as described in further detail in Section 7.2; and
b)	A “Personal Choice Retirement Account Fund,” the assets of which are invested in individual stocks, bonds, and mutual funds as directed by the Participant.

Any or all of the Funds established under the Plan may be temporarily maintained in cash, or may be invested directly or indirectly in certain short-term obligations as permitted by the Trust Agreement. Dividends, interest and other income in respect of any Fund shall be reinvested in the same Fund to the extent not used to pay expenses of the Plan. Except as otherwise limited by the pro6visions of this Plan, withdrawals, distributions and forfeitures, except as otherwise specified in the Plan, shall be charged pro rata against the various Funds in which the Accounts and subaccounts from which such withdrawals, distributions or forfeitures are then invested.

Section 7.2. Company Common Stock Fund.

(a)	Company Common Stock purchased for the Company Common Stock Fund shall be purchased by the Trustee on the open market or directly from the Company should the Company elect to make such sales.
(b)	If the Company shall elect to sell shares of Company Common Stock directly to the Plan, the price to be paid by the Trustee for any such purchases shall be the average of the high and low sales prices of Company Common Stock as reported by the New York Stock Exchange on the date of purchase.
(c)	All voting discretion, including the power to decide whether or not to tender Company Common Stock in connection with a tender offer, with respect to the shares of Company Common Stock held under the Company Common Stock Fund for the Account of a Participant (whether vested or not vested) shall be vested in the Trustee. However, the Trustee shall vote all such shares (including fractional shares or fractional rights to shares) in accordance with the directions of such Participant. Within a reasonable time before voting rights are to be exercised, the Company or the Trustee shall cause to be sent to each Participant entitled to give voting instructions all information that the Company has or will distribute to shareholders of Company Common Stock regarding the exercise of such voting rights. Shares with respect to which no voting instructions are received shall not be voted by the Trustee.
(d)	If, during the course of the Plan, the Company should grant to the holders of Company Common Stock rights to subscribe to an issue or issues of securities of the Company, any such rights attaching to the shares of Company Common Stock held by the Trustee under the Company Common Stock Fund shall be sold by the Trustee and the net proceeds applied by the Trustee to the purchase of Company Common Stock on the open market for such Funds. Stock dividends on shares held by the Company Common Stock Fund and stock issued upon any split of such shares shall be credited to the Company Common Stock Fund.
(e)	Section 401(a)(28) of the Code requires that “qualified participants” (as defined under Section 401(a)(28) of the Code) be permitted to diversity their investments under the Company Common Stock Fund within the 90 day period after the close of the first plan year in which such participants first become “qualified participants.” Notwithstanding this requirement, Participants under the Plan are permitted to immediately diversify their investments under the Company Common Stock Fund and the Frozen ESOP Account.
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ARTICLE VIII
SAVINGS ACCOUNTS AND ROTH ACCOUNTS

Section 8.1. Establishment.

(a)	Savings Accounts. The Committee shall maintain or cause to be maintained a Savings Account for each Participant which shall consist of the following subaccounts: Basic Deposit Subaccount, Supplemental Deposit Subaccount and Employer Contribution Subaccount, the assets of which shall be invested pursuant to the direction of the Participant as provided in Article VI. The assets of each such subaccount of the Savings Account shall be identified as to Nondeferred or Deferred.
(b)	Roth Accounts. The Committee shall maintain or cause to be maintained a Roth Account for each Participant which shall hold Roth Elective Deferrals. The Record Keeper will maintain a record of the amount of Roth Elective Deferrals in each Participant’s Roth Account. Gains, losses, and other credits or charges shall be separately allocated to a Participant’s Roth Account on a reasonable basis, consistent with the method used for the Participant’s other Accounts. The assets of a Participant’s Roth Account shall be invested pursuant to the direction of the Participant as provided in Article VI. No contributions other than Roth Elective Deferrals and properly attributable earnings will be credited to each Participant’s Roth Account.

Section 8.2. Measure of Savings Accounts and Roth Accounts.

(a)	The interests of Participants in the Funds shall be measured by participating units in the particular Fund, the number and value of which shall be determined as of each business day as provided in the next paragraph. Each participating unit shall have an equal beneficial interest in the Fund, and none shall have priority or preference over any other.
(b)	As soon as practicable at the end of each business day, the Trustee shall determine the value of each such Fund as of such business day in the manner prescribed in Section 8.3. The value so determined shall be divided by the total number of participating units allocated to the Accounts of Participants participating in such Fund in accordance with subsection (a) as of the prior business day. The resulting quotient shall be the value of a participating unit as of such business day, and participating units shall be allocated, as such value, to and from the Fund subaccounts of Participants for all transactions by them or on their behalf with respect to the current business day. The value of all participating units allocated to Participants’ Fund subaccounts shall be redetermined in a similar manner each succeeding business day, and participating units shall be allocated to and from the Accounts of Participants participating in such Fund at such value for all transactions with respect to such business day. Fractional units shall be calculated to such number of decimal places as shall be determined by the Committee from time to time.
(c)	If a Participant shall direct pursuant to Section 6.3 that his or her interest in a Fund or any part thereof shall be transferred to another Fund or Funds, or if such Participant’s interest in a Fund or any part thereof is distributed, withdrawn, borrowed or forfeited under Articles IV or XI, the number of participating units representing such interest or portion thereof as of the applicable business day shall be cancelled for purposes of any subsequent determination of the number of and value of the participating units in such Fund.

Section 8.3. Valuation of Funds. The value of a Fund as of any business day shall be the market value of all assets (including any uninvested cash) held by the Fund as determined by the Trustee, reduced by the amount of any accrued liabilities of the Fund on such business day and increased by Deposits, Rollover Contributions and Employer Contributions with respect to such business day. The Trustee’s determination of market value shall be binding and conclusive upon all parties.

Section 8.4. Valuation of Savings Accounts and Roth Accounts. The value of a Participant’s subaccount for any Fund as of any business day shall be the value of the participating units allocated to the Participant’s subaccount for such Fund as of such business day. The value of a Participant’s Account as of any business day shall be the aggregate of the values of such subaccounts, or, if none, the value of the participating units allocated to the Account for a Fund, determined as provided in the preceding Sections of this Article VIII.

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     Section 8.5. Separate Accounting within Savings Account. The amounts of Deferred Deposits in a Participant’s Savings Account shall at all times be separately accounted for from other amounts in such Savings Account, by allocating investment gains and losses on Deferred Deposit amounts on a reasonable pro rata basis and by adjusting the Deferred and other portions of the subaccounts of a Participant’s Savings Account for withdrawals, distributions, borrowings and contributions. Gains, losses, withdrawals, distributions, borrowings, forfeitures and other credits or charges shall be separately allocated between such Deferred Deposit amounts and other portions of the subaccounts on a reasonable and consistent basis.

ARTICLE IX
FROZEN ESOP ACCOUNTS

Section 9.1. Maintenance of Separate Accounts. Each Frozen ESOP Account shall be maintained on the basis of shares of Company Common Stock allocated to such Frozen ESOP Account, with each Frozen ESOP Account being credited with the number of full and fractional shares of Company Common Stock so allocated.

Section 9.2. Allocation of Distributions. Any distributions received by the Plan with respect to Company Common Stock allocated to a Participant’s Frozen ESOP Account shall be allocated to such Frozen ESOP Account.

Section 9.3. Withdrawals or Transfers.

(a)	Notwithstanding any provision in the Plan to the contrary, a Participant may withdraw in accordance with Sections 11.3 or 11.4, or transfer in accordance with Section 6.3, the shares of Company Common Stock allocated to Participant’s Frozen ESOP Account or the cash value thereof.
(b)	With respect to an election of a Participant to withdraw Company Common Stock from such Participant’s Frozen ESOP Account, the shares of Company Common Stock, or the cash value at the election of the Participant, shall be distributed in accordance with Article XI, provided that such Participant elects to withdraw all full and fractional shares of Company Common Stock allocated to such Frozen ESOP Account or the cash value thereof. Such distribution shall be made as soon as practicable after receipt by the Record Keeper of the Participant’s election to withdraw.
(c)	With respect to an election of a Participant to transfer the Company Common Stock held in the Participant’s Frozen ESOP Account to the Participant’s Savings Account, such election must be with respect to the cash value only of all full and fractional shares of Company Common Stock allocated to the Participant’s Frozen ESOP Account. Such transfer shall be made as soon as practicable after receipt by the Record Keeper of the Participant’s election to transfer, shall be deposited in the Participant’s Savings Account, shall be invested in one or more (in multiples of 1% up to an aggregate of 100%) of the Savings Account Funds as such Participant shall designate and thereafter shall be deemed a Rollover Contribution and treated accordingly. The cash value of each share of Company Common Stock so transferred shall be equal to the price of a share of Company Common Stock actually received by the Trustee.
(d)	A Participant may not borrow from his or her Frozen ESOP Account.

Section 9.4. Dividends and Other Income. Unless otherwise directed as hereinafter provided, dividends paid in cash with respect to Company Common Stock allocated to a Participant’s Frozen ESOP Account shall be distributed to the Participant as soon thereafter as practicable and, in any event, not later than 90 days after the close of the Plan Year in which paid. Company Common Stock delivered to the Trustee pursuant to a stock dividend, stock split or reorganization, shall be allocated to the Frozen ESOP Account of Participants in that proportion which the shares of each Participant’s Frozen ESOP Account bears to the total shares of all Participants’ Frozen ESOP Accounts.

Section 9.5. Voting of Frozen ESOP Account Common Stock. As provided in Section 7.2 with respect to the Company Common Stock Fund, all voting discretion with respect to stock held in a Participant’s Frozen ESOP Account, including the power to decide whether or not to tender Company Common Stock in connection with a tender offer, shall be vested in the Trustee. Each Participant shall be entitled to direct the Trustee as to the manner in which voting rights attributable to Company Common Stock (including fractional shares or fractional rights to

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shares) allocated to such Participant’s Frozen ESOP Account are to be exercised. Within a reasonable time before voting rights are to be exercised, the Trustee or the Company shall cause to be sent to each Participant entitled to give voting instructions all information that the Company has or will distribute to shareholders of Company Common Stock regarding the exercise of such voting rights. Such voting rights shall be exercised by the Trustee but only to the extent directed by a Participant. Shares with respect to which no voting instructions are received shall not be voted by the Trustee.

ARTICLE X
VESTING

Section 10.1. Vesting of Employer Contributions. Effective for Plan Years beginning on or after January 1, 2000, all Active Participants shall have a 100% vested interest in his or her Savings Account attributable to Employer Contributions for all Plan Years, except as set forth in Section 10.2 below. In addition, each Participant shall have a 100% vested interest in any assets allocated to his or her Savings Account from the Wisvest-Connecticut 401(k) Plan, merged with this Plan effective December 31, 2002.

Section 10.2. Vesting of Retirement Choice Program Allocation Subaccount.

(a)	Prior to January 1, 2008, amounts held in the Retirement Choice Program Allocation Subaccount of a Participant’s Account shall vest in accordance with Section 5.5 of the Cash Balance Plan, which provided during this period that a Participant who terminates employment with the Company prior to Retirement but after he or she has completed five or more Years of Service shall have a 100% vested interest in his or her Retirement Choice Program Allocation Subaccount. In addition, a Participant shall have a 100% vested interest in his or her Retirement Choice Program Allocation Subaccount should such Participant be entitled to a normal retirement benefit in accordance with Section 5.2 of the Cash Balance Plan or a disability retirement benefit in accordance with Section 5.6 of the Cash Balance Plan. All Participants employed on or after January 1, 2008 shall have a 100% vested interest in their Retirement Choice Program Allocation Subaccount.
(b)	Effective December 12, 1994, for purposes of determining Years of Service for vesting under this Article X, a Participant shall be credited with any period of absence from employment as a result of such Participant’s qualified military service in accordance with Code section 414(u).

Section 10.3. Qualified Military Service. Effective December 12, 1994, for purposes of determining Years of Service for vesting under this Article X, a Participant shall be credited with any period of absence from employment as a result of Participant’s qualified military service in accordance with Code section 414(u).

Section 10.4. Vesting of Deposits, Rollover Contributions and the Frozen ESOP Account. A Participant’s interest in his or her Savings Account, Roth Account, and Frozen ESOP Account shall be 100% vested at all times.

ARTICLE XI
ACCOUNT DISTRIBUTIONS AND WITHDRAWALS

Section 11.1. Distribution Upon Retirement, Disability, Lay Off or Death. If a Participant terminates employment on account of Retirement or Disability, is Laid Off or dies, then, in that event, the Participant’s Savings Account and Roth Account, determined as of the business day coinciding with or next following the date of the last Deposit made by or which would have been made on behalf of such Participant, together with the Participant’s Frozen ESOP Account, shall:

(a)	if the value of such Accounts as so determined is $1,000 ($5,000 prior to January 28, 2005) or less, be distributed, subject to the provisions of Section 11.10(c), as soon as practicable to the Participant, or in the case of death of the Participant, to the Participant’s beneficiary as determined in accordance with Article XIV or, if none, to the Participant’s estate. The Committee or its designee shall review the Participants’Accounts at least once every six months and distribute, as allowed by applicable law, those Accounts not exceeding $1,000 ($5,000 prior to January 28, 2005) (or such other amount established by law) regardless if the vested balance in the Participant’s Accounts at the time of any previous
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distribution exceeded $1,000 ($5,000 prior to January 28, 2005). In determining whether the value of the Participant’s Accounts exceeds $1,000, the portion of the Accounts attributable to the Participant’s Rollover Contributions (and earnings allocable thereto) shall be disregarded; or

(b)	if the value of such Accounts as so determined shall exceed $1.000 ($5,000 prior to January 28, 2005), be distributed upon the earliest of the Participant’s Required Beginning Date, the death of such Participant or the receipt by the Record Keeper of an application for distribution (which may be for less than all of the Participant’s Account balance provided, however, that the amount of distribution shall be at least $200, unless such distribution is of 100% of the remaining value of such Participant’s Account) in a manner prescribed by the Committee.

Section 11.2. Distribution Upon Other Termination of Employment. Upon a Participant’s severance from employment with an Employer for reasons other than Retirement, Disability, Lay Off or death, the vested portion of the Participant’s Account, determined as of the business day coinciding with or next following the date of the last Deposit made by or which would have been made on behalf of such Participant or, if none, the business day coinciding with or next following the date of such severance, shall:

(a)	if the value of the vested portion of such Account as so determined is $1,000 ($5,000 prior to January 28, 2005) or less, be distributed, subject to the provisions of Section 11.10(c), as soon as practicable to the Participant, or, in the case of death of the Participant after termination of employment but prior to such distribution, to the Participant’s beneficiary, or, if none, to the Participant’s estate. The Committee or its designee shall review the Participants’ Accounts at least once every six months and distribute, as allowed by applicable law, those Accounts not exceeding $1,000 ($5,000 prior to January 28, 2005) regardless if the vested balance in the Participant’s Accounts at the time of any previous distribution exceeded $1,000 ($5,000 prior to January 28, 2005). In determining whether the value of the Participant’s Accounts exceeds $1,000, the portion of the Accounts attributable to the Participant’s Rollover Contributions (and earnings allocable thereto) shall be disregarded; or
(b)	if the value of the vested portion of such Account as so determined shall exceed $1,000 ($5,000 prior to January 28, 2005) be distributed upon the earliest of the Participant’s Required Beginning Date, the death of the Participant, or the receipt by the Record Keeper of an application for distribution (which may be for less than all of the Participant’s Account balance provided, however, that the amount of distribution shall be at least $200, unless such distribution is of 100% of the remaining value of such Participant’s Account) in a manner prescribed by the Committee.

Any nonvested portion of the Participant’s Account, determined as of the date of severance from employment, shall be forfeited and shall be applied thereafter to reduce a subsequent contribution or contributions of the Employer as provided in Section 5.1. If such former Participant is rehired by an Employer on or before the end of and is employed by an Employer at the end of the fifth Plan Year after the Plan Year in which such severance occurred, then such nonvested portion of the Participant’s Account shall be reinstated by the Employer and the Participant’s right thereto shall be determined as if the Participant had not terminated employment, provided that the Participant repays to the Plan the amount of any distribution paid to him or her on account of the severance from employment.

The nonvested portion of the Participant’s Account, determined as of the date of severance from employment, shall be forfeited as of the earlier of (i) the date the Participant receives a cash-out distribution as described in Treasury Regulation section 1.41l(a)-7(d) or (ii) the time at which the terminated Participant experiences five consecutive one-year Breaks in Service (as defined below), and shall be applied thereafter to reduce a subsequent contribution or contributions of the Employer as provided in Section 5.1.

For purposes of this Section 11.2, a Break in Service shall mean a consecutive 12-month period described in Section 2.52 in which an Employee is not credited with at least 501 Hours of Service, which shall be treated as commencing on the date of severance from employment with the Company or an Affiliate. Notwithstanding any provision in this Plan to the contrary, effective December 12, 1994, a Participant shall not incur a Break in Service for any period during which the Participant is or was engaged in “qualified military service,” in accordance with Code section 414(u).

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Section 11.3. Partial Distributions Following Termination of Employment. A Participant who elects pursuant to Section 11.1 (b) or 11.2(b) to continue participation in the Plan following severance from employment may, subsequent to such Participant’s severance from employment but prior to his or her Required Beginning Date, upon application to the Committee in such format as it may determine, withdraw all or part of such Participant’s Account in minimum amounts of $200 per withdrawal. A Participant must specifically request a withdrawal from such Participant’s Frozen ESOP Account, and such withdrawal must be 100% of the full and fractional shares of Company Common Stock allocated to such Frozen ESOP Account or the cash value thereof, in accordance with Section 9.3 of the Plan. Otherwise, withdrawals shall be taken from a Participant’s Savings Plan subaccounts in the following order, except as may be necessitated by a Participant election pursuant to Section 11.9(b):

(a)	Pre-1987 Nondeferred Deposits;
(b)	Post-1986 Supplemental Nondeferred Deposits and earnings thereon;
(c)	Matured post-1986 Basic Nondeferred Deposits and earnings thereon;
(d)	Earnings on pre-1987 Nondeferred Deposits;
(e)	Unmatured post-1986 Basic Nondeferred Deposits and earnings thereon;
(f)	Rollover Contributions and earnings thereon;
(g)	Matured vested Employer Contributions and earnings thereon;
(h)	Unmatured vested Employer Contributions and earnings thereon;
(i)	Vested Retirement Choice Program allocations and earnings thereon;
(j)	Basic Deferred Deposits and earnings thereon; and
(k)	Supplemental Deferred Deposits and earnings thereon.

Section 11.4. Withdrawal of Nondeferred Deposits and Employer Contributions During Employment.

(a)	A Participant may, by application to the Record Keeper in the form prescribed by the Committee, request to withdraw from the Plan any or all of his or her Nondeferred Deposits and earnings thereon, Rollover Contributions and earnings thereon and Vested Employer Contributions (except for Employer Contributions resulting from Participant elections made pursuant to the Cash Balance Plan) shall be available for withdrawal as well as earnings thereon; provided, however, that the amount withdrawn shall be at least $200, unless such withdrawal is of 100% of the value of such Participant’s Savings Account.
(b)	If a withdrawal includes contributions that are not Matured, Employer Contributions with respect to such Participant shall be suspended for a period of three months. Provided, however, that if the Participant is not currently receiving Employer Contributions, the ability of such Participant to make Deposits to the Plan shall be suspended for a period of three months.
(c)	A Participant must specifically request a withdrawal from such Participant’s Frozen ESOP Account, and such withdrawal must be of 100% of the full and fractional shares of Company Common Stock allocated to such Frozen ESOP Account or the cash value thereof, in accordance with Section 9.3 of the Plan; otherwise, withdrawals shall be taken from a Participant’s Savings Plan subaccounts in the following order, except as may be necessitated by a Participant election pursuant to Section 11.9(b):
(1)	Pre-1987 Nondeferred Deposits;
(2)	Post-1986 Nondeferred Supplemental Deposits and earnings thereon;
(3)	Matured Post-1986 Nondeferred Basic Deposits and earnings thereon;
(4)	Earnings on pre-1987 Nondeferred Deposits;
(5)	Unmatured Post-1986 Basic Nondeferred Deposits and earnings thereon;
(6)	Rollover Contributions and earnings thereon;
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(7)	Matured vested Employer Contributions and earnings thereon; and
(8)	Unmatured vested Employer Contributions and earnings thereon.
(d)	Any withdrawal made by a Participant pursuant to this Section 11.4 shall be made from all Funds in which the Nondeferred Deposits, Rollover Contributions and Employer Contributions by or on behalf of such Participant are invested and shall be charged pro rata against such Funds, except as may be necessitated by a Participant election pursuant to Section 11.9(b). Notwithstanding the foregoing, there shall be no withdrawal from the Personal Choice Retirement Account Fund.
(e)	The amount of any withdrawal made by a Participant pursuant to this Section 11.4 shall be determined as of the close of the business day on which the notice of withdrawal is received by the Record Keeper.
(f)	Notwithstanding any of the foregoing, no withdrawals resulting from Participant elections made pursuant to the Cash Balance Plan and the Retirement Choice Program shall be permitted prior to the date that the Participant terminates his or her employment.

Section 11.5. Withdrawals of Deferred Deposits During Employment After Age 59 1/2 .

(a)	A Participant who is an Employee and who has attained age 59 1/2, may withdraw all or a portion of the vested balance of his or her Account, excluding the Retirement Choice Program Allocation Subaccount. Withdrawals shall be charged to the Participant’s subaccounts in the following order, except as may be necessitated by a Participant election pursuant to Section 11.9(b):
(1)	Deferred Deposits;
(2)	Pre-1987 Nondeferred Deposits;
(3)	Post-1986 Nondeferred Supplemental Deposits and earnings thereon;
(4)	Matured Post-1986 Nondeferred Basic Deposits and earnings thereon;
(5)	Earnings on pre-1987 Nondeferred Deposits;
(6)	Unmatured Post-1986 Basic Nondeferred Deposits and earnings thereon;
(7)	Rollover Contributions and earnings thereon;
(8)	Matured vested Employer Contributions and earnings thereon; and
(9)	Unmatured vested Employer Contributions and earnings thereon.
(b)	The value of the Account for the purpose of such withdrawal shall be determined as of the close of the business day in which the notice of withdrawal is received by the Record Keeper. The minimum withdrawal permitted shall be $200, unless such withdrawal is 100% of the current aggregate value of the amount available for withdrawal.

Section 11.6. Hardship Withdrawals.

(a)	Upon the application of any Participant, or his or her legal representative, the Committee, in accordance with a uniform nondiscriminatory policy, shall permit such Participant to withdraw such portion of the value of his or her vested Savings Account and Roth Account as deemed to be necessary for relief of an immediate and heavy financial need related to:
(1)	Expenses for medical care described in Code section 213(d) previously incurred by the Participant or the Participant’s Spouse, dependents (as defined in Code section 152 without regard to Code section 152(b)(1), 152(b)(2), and 152(d)(1)(B)) or primary Beneficiary or necessary for these persons to obtain medical care described in Code section 213(d);
(2)	Costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;
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(3)	Payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant, or the Participant’s Spouse, children, any dependents (as defined in Code section 152 without regard to Code section 152(b)(1), 152(b)(2), and 152(d)(l)(B)) or primary Beneficiary;
(4)	Payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;
(5)	Effective January 1, 2006, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10 percent of adjusted gross income); or
(6)	Effective January 1, 2006, burial or funeral expenses for the Participant’s deceased parent, Spouse, children, dependent (as defined in Code section 152 without regard to Code section 152(b)(1), 152(b)(2), and 152(d)(l)(B)) or primary Beneficiary.
(b)	A Participant or legal representative making application under this Section 11.6 shall have the burden of presenting to the Committee satisfactory proof of such need. The Committee shall not permit withdrawal under this Section without first receiving such proof as it shall deem necessary to demonstrate such hardship.
(c)	The amount which may be withdrawn shall be withdrawn in the following order, except as may be necessitated by a Participant election pursuant to Section 11.9(b):
(1)	Pre-1987 Nondeferred;
(2)	Post-1986 Nondeferred Supplemental Deposits and earnings thereon;
(3)	Matured Post-1986 Nondeferred Basic Deposits and earnings thereon;
(4)	Earnings on pre-1987 Nondeferred Deposits;
(5)	Unmatured Post-1986 Basic Nondeferred Deposits and earnings thereon;
(6)	Rollover Contributions and earnings thereon;
(7)	Matured vested Employer Contributions and earnings thereon;
(8)	Unmatured vested Employer Contributions and earnings thereon;
(9)	Deferred Deposits and earnings thereon credited as of December 31, 1988; and
(10)	Roth Elective Deferrals.
(d)	A withdrawal will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if all of the following requirements are satisfied;
(1)	The withdrawal is not in excess of the amount of the immediate and heavy financial need of the Participant;
(2)	The Participant has obtained all distributions, other than hardship withdrawals, and all nontaxable loans currently available under all plans maintained by his or her Employer; and
(3)	The Participant is prohibited under the terms of the Plan or an otherwise legally enforceable agreement from making elective contributions and employee contributions to the Plan and all other plans maintained by the Company or an Affiliate for at least six months after receipt of the hardship withdrawal. Effective with respect to Participant withdrawals taken pursuant to this Section 11.6 prior to January 1, 2002, the suspension period required by this paragraph (3) shall last for 12 months following the Participant’s receipt of the withdrawal, and elective contributions (if any) made by the Participant during the taxable year immediately following the taxable year of the hardship withdrawal shall not exceed the applicable limit under Code section 402(g) for such next taxable year less the amount of such Participant’s elective contributions for the taxable year of the hardship withdrawal
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(e)	Amounts available for hardship withdrawals with respect to Deferred Deposits will be limited to the amount of a Participant’s Deferred Deposits, plus earnings allocable thereto which were credited to Participant’s Accounts as of December 31, 1988, less the amount of any previous hardship withdrawals.
(f)	A hardship withdrawal from the Savings Account and Roth Account shall not be permitted unless and until a Participant has withdrawn, pursuant to Section 9.3, all Company Common Stock from his or her Frozen ESOP Account.
(g)	The hardship withdrawal shall be paid to the Participant in the amount approved as soon as practicable after his or her application is approved by the Committee.
(h)	Notwithstanding any of the foregoing, no withdrawals from the Retirement Choice Program Allocation Subaccount shall be permitted prior to the date that the Participant terminates his or her employment.

Section 11.7. Suspension of Participation. If a Participant shall cease to be an Eligible Employee, Deposits and Employer Contributions to his or her Account shall be suspended, and no Additional Lump Sum Deposits shall be permitted to be made during the period of ineligibility. Distribution of such Participant’s Account shall be deferred until such Participant’s termination of employment with an Employer, whereupon the Participant’s Account shall be distributed in accordance with the applicable provisions of this Article XI. Such Participant shall continue to be deemed a Participant for all purposes other than for Articles IV and V during such period of ineligibility.

Section 11.8. Transfer of Employment. If a Participant shall be transferred to the employ of an Affiliate which is not an Employer, distribution of such Participant’s Account shall be deferred until the Participant is no longer in the employ of the Employer or any Affiliate, whereupon the Participant’s Account shall be distributed in accordance with the applicable provisions of this Article XI. Such transferred Participant shall continue to be deemed a Participant for all purposes other than for Articles IV and V during such period of deferral of distribution.

Section 11.9. Form of Distributions.

(a)	All distributions from the Plan shall be made in money by check, except that in the case of a lump sum distribution only, other than a hardship withdrawal in accordance with Section 11.6, a Participant may, by notice to the Record Keeper in the manner prescribed by the Committee, elect to have any whole shares of Company Common Stock held for such Participant’s Frozen ESOP Account distributed in shares of Company Common Stock (the value of any fractional shares shall be paid in money by check).
(b)	A Participant may by notice to the Record Keeper in the manner prescribed by the Committee, with respect to a distribution pursuant to Sections 11.1, 11.2 and 11.3 or a withdrawal pursuant to Sections 11.4, 11.5 and 11.6, elect to have any whole shares of Company Common Stock held for such Participant’s Company Common Stock Fund subaccount distributed in shares of Company Common Stock (the value of any fractional shares shall be paid in money by check). If no such election is made, the entire value of the amount of the Participant’s Account being distributed shall be distributed in money by check.
(c)	All distributions from the Plan shall be made in one lump sum except that, in the case of a distribution from a Participant’s Account on account of a Participant’s Retirement, such Participant may elect to have his or her Account, including the Frozen ESOP Account, which is to be transferred into one of the Savings Account Funds, distributed in annual or quarterly payments in money by check (or in shares pursuant to subsection (b) above) by the Trustee in amounts as nearly equal as possible for a specified number of years up to ten years. Each payment shall be an amount equal to the aggregate of the Participant’s Savings Account and Roth Account as of the applicable date divided by the number of payments remaining.
(d)	If a Participant shall die prior to complete distribution of his or her Account pursuant to subsection (c), the value of the Participant’s Account shall be distributed as soon as practicable in a lump sum to the Participant’s beneficiary, or, if none, to the Participant’s estate. The amount so distributed after a Participant’s death shall be the remaining aggregate value of the Participant’s Account determined as of the business day coinciding with or next following the date of the Participant’s death.
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(e)	If no election is made under subsection (c) above, and the vested balance of a Participant’s Account exceeds $1,000 ($5,000 prior to January 28, 2005) a distribution will be made in one lump sum at the time provided for in Section 11.1 or Section 11.2. Notwithstanding the foregoing, effective December 1, 2013 a spousal beneficiary may take an immediate distribution or defer payment but not beyond the date that would have been the Participant’s Required Beginning Date. A non-spousal beneficiary may take an immediate distribution or delay taking payment but not beyond the fifth anniversary of the Participant’s death or the date that would have been the Participant’s Required Beginning Date, if earlier.

Section 11.10. Time of Distributions.

(a)	All distributions from the Plan shall commence as soon as practicable, and in any event no later than 60 days after the later of the close of the Plan Year in which the Participant terminates employment, reaches his or her Required Beginning Date, dies, or, if applicable, requests a distribution under Section 11.1 or 11.2, or 60 days after the close of the Plan Year in which the Participant elects to withdraw funds from the Plan in the case of distributions under Sections 9.3, 9.4, 11.3, 11.4 and 11.5.
(b)	In the case of a distribution over a period of years under Section 11.9(c), the initial payment shall he made at a time determined in accordance with subsection (a). In the case of annual distributions, the remaining annual payments shall be made in successive calendar years on such date each year as shall be determined by the Committee, subject to the provisions of Section 11.9(d) in the case of the Participant’s death. In the case of quarterly distributions, the remaining payments shall be made each successive three-month period on such day during the period as may be established by the Committee, subject to the provisions of Section 11.9(d) in the case of the Participant’s death.
(c)	In the case of a distribution on account of a Participant’s Retirement, subject to the provisions of subsection 11.11, the Participant may elect to have his or her Account distributed as a lump sum during (1) the Plan Year next following the Plan Year of his or her Retirement, (2) the next succeeding Plan Year thereafter or (3) if the Account value exceeds $1,000 ($5,000 prior to January 28, 2005) at any time up to the Participant’s Required Beginning Date. If no such election is made, distribution shall commence in accordance with Section 11.1 and subsection (a) above.

     Section 11.11. Limitation on Post Age 701/2 Distributions. Notwithstanding the provisions of Sections 11.9 and 11.10:

(a)	The entire interest of a Participant must:
(1)	be distributed not later than the Participant’s Required Beginning Date; or
(2)	commence no later than such Required Beginning Date and be payable in accordance with regulations under the Code over a period not extending beyond the life expectancy of such Participant.
(b)	Notwithstanding the foregoing, effective January 1, 2003, any Participant who is actively employed by the Company or Participating Affiliate who is or will be age 701/2, as of December 31, 2003 and who is or will be receiving payments in accordance with this Section 11.11 as in effect prior to January 1, 2003, shall be eligible to elect to continue or commence, as the case may be, such payments or suspend such payments until Retirement.
(c)	If a Participant dies before his or her entire interest has been distributed, then such entire interest (or the remaining part of such interest if distribution thereof has commenced) shall be distributed within five years after the Participant’s death, except in the case of a spousal beneficiary as set forth in Section 11.9(e) of the Plan, and, if distribution has commenced prior to death, shall be distributed at least as rapidly as the method of distribution being used as of the date of such Participant’s death.
(d)	The amount of the distribution required by this Section 11.11 is equal to the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the calendar year for which the distribution is required.
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(e)	Notwithstanding the foregoing, with respect to distributions made under this Section 11.11 of the Plan for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Code section 401(a)(9), including the incidental death benefit requirements of Code section 401(a)(9)(G), in accordance with the final regulations and life expectancy tables under Code section 401(a)(9), specifically sections 1.401(a)(9)-2 through 1.401(a)(9)-9, that were published April 17, 2002. The provisions of this Section 11.11 reflecting Code section 401(a)(9) shall override any inconsistent Plan provisions.
(f)	Notwithstanding anything in this Section 11.11 of the Plan to the contrary, effective January 1, 2009, a Participant or beneficiary who would have been required to receive one or more distributions during 2009 under Section 11.11 without regard to the enactment of Code section 401 (a)(9)(H), shall not receive a distribution for 2009, unless the Participant or beneficiary elects to receive one or more distributions.

Section 11.12. Distribution in the Case of Certain Disabilities. In the event that the Committee shall find that any person entitled to a distribution under the Plan is unable to care for his or her affairs because of illness or accident or because the person is a minor or has died, the Committee may direct that any distribution due such person, unless claim shall have been made therefor by a duly appointed legal representative, be paid or applied to or for the benefit of such person, or his or her Spouse, any child of such person (including an adopted child), any parent or other blood relative of such person, or a person with whom the person resides, or any of them, and any such payment or application so made shall be a complete discharge of the liabilities of the Plan therefor.

Section 11.13. Loans.

(a)	The Committee shall have complete authority to establish and administer a loan program to provide loans to Participants. The loan program shall include the following:
(1)	A procedure for applying for loans;
(2)	The basis on which loans will be approved or denied;
(3)	Limitations (if any) on the types and amounts of loans offered;
(4)	The procedure under the loan program for determining a reasonable rate of interest;
(5)	The types of collateral which may secure a loan; and
(6)	The events constituting default and the steps that will be taken to preserve plan assets in the event of such default.

The rules and applicable limitations established by the loan program shall be such as to prevent any loan from constituting a prohibited transaction under Code section 4975 and ERISA section 406, or a Plan distribution under Code section 72(p).

(b)	The Trustee shall, subject to the approval of the Committee and compliance with the written loan program and the provisions of the Code, lend a Participant, who is employed by an Employer, an amount up to 50% of the vested portion of his or her Account, including the Frozen ESOP Account, but not more than $50,000 in the aggregate as of the date on which the loan is approved reduced by the highest outstanding loan balance during the preceding 12 months. Loans shall also be available on a reasonably equivalent basis to a Participant or beneficiary who is a ‘‘party in interest,” as that term is defined in ERISA section 3(14). However, no amount may be loaned directly from any Frozen ESOP Account or from the Retirement Choice Program Allocation Subaccount. The Committee shall review each application for a loan in a nondiscriminatory manner and in accordance with such rules as may be prescribed by the Committee. Loans, if approved, shall be made as soon thereafter as practicable.
(c)	In addition to such rules and regulations as the Committee may adopt, all loans shall comply with the following terms and conditions:
(1)	An application for a loan by an eligible Participant shall be made by making application therefor to the Record Keeper in the manner prescribed by the Committee.
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(2)	An eligible Participant may not apply for more than one loan in any calendar year or for a loan with an initial principal amount of less than $1,000 and, in any event, may not have more than two loans outstanding at any one time.
(3)	All loans, including interest thereon, shall be repaid by payroll deduction in equal monthly installments over a period of 12 to 60 months as selected by the Participant. Nothing herein, however, shall prohibit a Participant from prepaying such loan in whole or in part in a lump sum in accordance with such rules as may be established from time to time by the Committee.
(4)	Each loan shall be secured by an assignment of the Participant’s entire right, title and interest in and to the Trust Fund to the extent of the loan and accrued interest thereon and shall be evidenced by the Participant’s promissory note for the amount of the loan, including interest, payable to the order of the Trustee.
(5)	Each loan shall bear interest at a reasonable rate (which rate may be a variable rate) to be established from time to time by the Committee, not in violation of any applicable usury laws. In determining the interest rate, the Committee shall take into consideration interest rates being charged by other lenders at the time of such determination.
(6)	Loan repayments will be suspended in accordance with Treasury Regulation Section 1.72(p)-l, Q&A9.

Section 11.14. Inability to Locate Payee. Any benefit payable to a Participant or beneficiary shall be forfeited if the Employer, after reasonable effort, is unable to locate such Participant or beneficiary to whom payment is due. The amount of any such forfeited benefit shall be applied to reduce the amount of Employer Contributions required under the Plan as provided in Section 5.3. However, any such forfeited benefit shall be reinstated and become payable if a claim therefor is made by such Participant or beneficiary.

Section 11.15. Federal Income Tax Withholding on Distributions and Withdrawals. Distributions and withdrawals under this Plan shall be subject to Federal income tax withholding as prescribed by Code section 3405 and the regulations thereunder.

Section 11.16. Direct Rollover to Another Plan or IRA. On or after January 1, 1993, at the election of a Participant or his or her Spouse or former Spouse entitled to a distribution under Section 22.1 or the foregoing provisions of this Article XI, the Committee shall direct the Trustee to make a direct rollover to the trustee or other custodian of an “eligible retirement plan” by any reasonable means (including providing the Participant or Spouse or former Spouse with a check made payable only to the trustee or custodian) of all, or a specified portion, of an “eligible rollover distribution,” subject to the following restrictions:

(a)	An “eligible rollover distribution” is any distribution of all or any portion of the Participant’s Account, except that an “eligible rollover distribution” does not include:
(1)	any distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) made for the life (or life expectancy) of the recipient or the joint lives (or joint life expectancies) of the recipient and the recipient’s designated beneficiary, or for a specified period of at least ten years;
(2)	any distribution to the extent such distribution is required by Code section 401(a)(9) and, only for the 2009 Plan Year, any distributions that would have been required without regard to Code section 401(a)(9)(H).;
(3)	any portion of a hardship distribution made to such Participant in accordance with Section 11.; and
(4)	except as otherwise provided below, the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation described in Code section 402(e)(4) with respect to employer securities).

Effective January 1, 2002, an “eligible rollover distribution” shall also consist of that portion of the Participant’s Account which consists of Nondeferred Deposits that are not includable in gross income, so long as such portion is transferred only to an individual retirement account or annuity described in Code

37

sections 408(a) or (b), or to a defined contribution plan described in Code sections 401(a) or 403(a), that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. Effective January I, 2007, transfers shall also be permitted to any qualified plan described in Code section 401(a) or 403(a) or to an annuity contract described in Code section 403(b) that agrees to separately account for the transferred amounts in accordance with this subsection:

(b)	An “eligible retirement plan” is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a qualified, trust described in Code section 401(a), that accepts the recipient’s “eligible rollover distribution.” Effective as of January 1, 2002, an “eligible retirement plan” shall also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In addition, effective as of January 1, 2002, this amended definition of “eligible retirement plan” shall apply in the case of a distribution to a Participant’s surviving Spouse or to an alternate payee under a Qualified Domestic Relations Order as defined in Code section 414(p). Effective as of January 1, 2008, an “eligible retirement plan” shall also mean an individual retirement arrangement described in Code section 408A.
(c)	The Participant or his or her Spouse or former Spouse must specify, in such manner and at such time as the Committee may prescribe, the “eligible retirement plan” to which the distribution is to be paid and may specify more than one “eligible retirement plan.”
(d)	Notwithstanding the forgoing provisions of this Section 11.16, a direct rollover of a distribution from a Roth Account under this Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code section 402A(e)(l) and only to the extent the rollover is permitted under the rules of Code section 402(c).
(e)	The Participant or his or her Spouse or former Spouse must provide to the Committee in a timely manner adequate information regarding the designated “eligible retirement plan.”
(f)	Effective January 1, 2007, a non-Spouse beneficiary shall be entitled to elect a direct rollover of an “eligible rollover distribution” to the extent provided in regulations or other guidance issued by the IRS. However, in the case of any such distribution, an “eligible retirement plan” shall mean an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b).

Section 11.17. Distributions on Account of Military Service. Effective January I, 2009, a Participant who is performing service in the uniformed services (as defined in chapter 43 of title 38 of the U.S. Code) for a period of more than 30 days may elect to receive all or part of his or her Savings Account attributable to Deferred Deposits, including earnings, in a lump sum payment. For purposes of Code section 401(k)(2)(B)(i)(I), any such Participant shall be treated as having been severed from employment during the period in which the Participant is performing service in the uniformed services. If a Participant elects to receive a distribution pursuant to this section 11.18, the Participant shall be prohibited from making elective contributions and employee contributions to the Plan and all other plans maintained by the Company or an Affiliate for six months after the date of the distribution.

Section 11.18. Optional Forms of Payment for Merged Plans. With respect to the portion of a Participant’s Account transferred from the Arden Engineering Constructors, Inc. 401(k) Plan or the Fluidics, Inc. Retirement and 401(k) Plan, he or she may have such portion of his or her Account paid in the form of (i) installments payable at least annually over any number of years (such period cannot extend beyond life expectancy or joint life expectancies of Participant and Beneficiary); or (ii) monthly, quarterly, or annual installments for a period not to exceed 10 years. With respect to the portion of a Participant’s Account transferred from the US. Energy Partners Plan, he or she may have such portion of his or her Account paid in the form of: (i) a joint and 50% (or 100%) survivor annuity; or (ii) a single life annuity. Effective January 31, 2013, the forms of payment shall no longer be available to the Participant.

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ARTICLE XII
LIMITS ON BENEFITS AND CONTRIBUTIONS UNDER QUALIFIED PLANS

Section 12.1. Definitions. For purposes of this Article XII, the following definitions and rules of interpretation shall apply:

(a)	“Annual Additions” to a Participant’s account under a defined benefit plan or a defined contribution plan are the sum, credited to a Participant’s account for any Limitation Year, of:
(1)	Company contributions,
(2)	Forfeitures, if any,
(3)	Employee contributions,
(4)	Amounts allocated to an individual medical account (as defined in Code section 415(1)) that is part of a defined benefit plan maintained by the Company, or
(5)	Amounts (derived from contributions paid after December 31, 1985, in taxable years ending after that date) attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code section 419A(d)(3)) under a welfare benefit fund (as defined in Code section 419A(e)) maintained by the Company.
(b)	“Company” shall mean the Company, as described in Section 2.11 and any Affiliate as defined in Section 2.4.
(c)	“Compensation” means an Employee’s total compensation received from the Company and Affiliates, as reported on the Employee’s W-2 form, plus any pay reduction contributions made for the Employee pursuant to a plan maintained by the Company or an Affiliate under Code section 125, 132(f), or 401(k). Effective January 1, 2008, Compensation shall include only amounts paid or treated as paid to an Employee prior to his or her severance from employment (as determined pursuant to Code section 415), except as otherwise provided in paragraphs (1) and (2) below.
(1)	The following amounts shall be included in Compensation if paid by the later of 2 1/2 months after the severance from employment or the last day of the Limitation Year in which the severance from employment occurs:
(i)	Regular compensation for services during or outside the Employee’s regular working hours, commissions, bonuses, or other similar payments, if the payment would have been paid prior to severance from employment if the Employee had continued in employment;
(ii)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if his or her employment had continued; and
(iii)	Payments received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if his or her employment had continued and only to the extent that the payment is includible in the Employee’s gross income.
(2)	Compensation shall include payments to a Participant who does not currently perform services for the Company or an Affiliate by reason of qualified military service (as defined in Code section 414(u)) to the extent that the payments do not exceed the amounts that the Participant would have received if he or she had continued to perform services for the Company or an Affiliate rather than entering military service.
(d)	“Limitation Year” means the Plan Year.
(e)	“Maximum Permissible Defined Contribution Amount” for a Limitation Year the Maximum Permissible Defined Contribution Amount with respect to any Participant shall, effective January I, 2002, be the lesser of:
(1)	$40,000, as adjusted for increases in the cost-of-living under Code section 415(d); or.
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(2)	100% of the Participant’s Compensation for the Limitation year.

Notwithstanding the foregoing, or anything herein to the contrary, the percentage of compensation limitation of this Section 12.1(e)(2) shall not apply to any Annual Additions pursuant to Section 12.1(a)(4) or (5) above.

Section 12.2. Annual Addition Limits. The amount of the Annual Addition which may be credited under this Plan to any Participant’s Account as of any allocation date shall not exceed the Maximum Permissible Defined Contribution Amount (based upon his or her Compensation up to such allocation date) reduced by the sum of any credits of Annual Additions made to the Participant’s accounts under all other plans as of any preceding allocation date within the Limitation Year. If an allocation date of this Plan coincides with an allocation date of any other qualified defined contribution plan maintained by the Company, the amount of the Annual Additions which may be credited under this Plan to any Participant’s Account as of such date shall be an amount equal to the product of the amount to be credited under this Plan without regard to this Section 12.2 multiplied by the lesser of one or a fraction, the numerator of which is the amount described in this Section 12.2 during the Limitation Year and the denominator of which is the amount that would be otherwise credited on this allocation date under all defined contribution plans without regard to this Section 12.2. However, if a security is not allocated to a Participant’s Account under any other qualified tax credit employee stock ownership plan of the Company because of the operation of the limitations of Code section 415 and the provisions of this Section 12.2, no other amount may be allocated to the Participant’s Account under this Plan after the allocation date for such other qualified tax credit employee stock ownership plan’s plan year, until all such unallocated securities have been allocated in accordance with the provisions of such other qualified tax credit employee stock ownership plan

For Plan Years beginning before July 1, 2007, if in any year a Participant’s Annual Additions exceed the Maximum Permissible Defined Contribution Amount, such excess shall not be allocated to the Participant’s accounts in any defined contribution plan. Instead, the excess shall be handled in the following manner and order, to the extent allowed by law, until the excess is eliminated:

(a)	the Participant’s Supplemental Nondeferred Deposits, or any part thereof, shall be refunded to the Participant, along with any earnings attributable thereto;
(b)	the Participant’s Supplemental Deferred Deposits, or any part thereof, shall be refunded to the Participant, along with any earnings attributable thereto;
(c)	the Participant’s Basic Nondeferred Deposits, or any part thereof, shall be refunded to the Participant, along with any earnings attributable thereto, and any matching Employer Contributions made with respect to such Deposits shall be forfeited and placed in a suspense account;
(d)	the Participant’s Basic Deferred Deposits, or any part thereof, shall be refunded to the Participant, along with any earnings attributable thereto, and any matching Employer Contributions made with respect to such Deposits shall be forfeited and placed in a suspense account; and
(e)	any other Employer Contributions that would have been allocated to the Participant’s Account but for this Section 12.2 shall be placed in a suspense account.

Any amount held in a suspense account shall be used to reduce Employer Contributions for the current Limitation Year or the next Limitation Year. Such suspense account shall share in the gains and losses of the Trust Fund as other Accounts. In the event of a termination of the Plan, the suspense account shall revert to the Company to the extent it may not then be allocated to any Participant’s Account.

For Plan Years beginning on and after July 1, 2007, if in any year a Participant’s Annual Additions exceed the Maximum Permissible Defined Contribution Amount, such excess shall be corrected in accordance with the IRS Employee Plan Compliance Resolution System (“EPCRS”).

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ARTICLE XIII
BENEFICIARY IN EVENT OF DEATH

     Section 13.1. Designation and Change of Beneficiary. Upon the death of a married Participant, the Spouse of the Participant shall be deemed the designated beneficiary of the Participant, unless such Spouse has consented, in writing, to the designation of another beneficiary or beneficiaries (which may include the estate of the Participant) or any change thereof. If such other designated beneficiary or beneficiaries predecease a married Participant and no contingent beneficiary has been designated by the Participant and consented to by such Participant’s Spouse, such Participant’s Spouse shall be deemed the designated beneficiary of the Participant. If, in such case, the Participant’s Spouse has also predeceased the Participant, the value of the Participant’s Account shall be paid to his or her estate.

     Each unmarried Participant shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any distributions to be made under Article XI upon the death of such Participant. An unmarried Participant may from time to time, without the consent of any beneficiary, change or cancel any such designation. If no beneficiary has been named by a deceased unmarried Participant, or the designated beneficiary (and any designated contingent beneficiary) has predeceased such Participant, the value of the Participant’s Account shall be paid to his or her estate as beneficiary.

     Any beneficiaries may, by written notice to the Committee, disclaim his or her right to receive distribution of a deceased Participant’s account.

     Any spousal consent, beneficiary designation and any change therein shall be made in the manner prescribed by the Committee. Any distribution made to a beneficiary of a deceased Participant under the Plan shall be made to the beneficiary as soon as practicable after such Participant’s death and shall be in the form of a lump sum payment, regardless of the form of benefit selected by the deceased Participant. The beneficiary may elect to have such payment made in money by check, or may elect to have any whole shares of Company Common Stock held for the deceased Participant in the Company Common Stock Fund and Frozen ESOP Account distributed in shares of Company Common Stock and the balance of the deceased Participant’s Account (including the value of any fractional shares of Company Common Stock) paid in money by check. If no election is made, the entire distribution to the beneficiary shall be made in money by check.

     Notwithstanding anything in this Plan to the contrary, effective January 1, 2007, if a Participant dies on or after January 1, 2007 while performing “qualified military service,” as that term is defined in Code section 414(u), his or her beneficiary or beneficiaries are entitled to the additional benefits, if any, that would be provided under this Plan (other than an increase in contributions and benefits relating to the period of qualified military service) if the Participant had resumed employment immediately prior to his or her death

ARTICLE XIV
ADMINISTRATION

Section 14.1. Named Fiduciary. The Committee (and each member of the Committee acting as such) shall be the named fiduciary of the Plan with authority to control and manage the operation and administration of the Plan. The Thrift and Pension Investment Committee (and each member of the Committee acting as such) shall be the named fiduciary of the Plan with respect authority to control and manage the assets of the Plan.

Section 14.2. Administration.

(a)	The Committee shall have full discretionary authority to interpret the Plan and to answer all questions which arise concerning the application, administration and interpretation of the Plan. The Committee shall adopt such rules and procedures as in its opinion are necessary and advisable to administer the Plan and to transact its business. Subject to the other requirements of this Article XV, the Committee may—
(1)	Select the trustee(s) of any trust pursuant to which assets of the Plan are held;
(2)	Employ agents to carry out non-fiduciary responsibilities;
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(3)	Employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in ERISA section 405(c)(3));
(4)	Consult with counsel, who may be of counsel to an Employer or an Affiliate; and
(5)	Provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in ERISA section 405(c)(3)) among its members. However, any action described in paragraphs (3) or (5) of this subsection (a) and any modification or rescission of any such action may be effected by the Committee only by a resolution approved by a majority of the Committee.
(b)	The Committee and the Thrift and Pension Investment Committee shall keep written minutes of all its proceedings, which shall be open to inspection by the Board of Directors. In the case of any decision by the Committee with respect to a claim for benefits under the Plan, the Committee shall include in its minutes a brief explanation of the grounds upon which such decision was based.
(c)	In performing their duties, the members of the Committee and the Thrift and Pension Investment Committee shall act solely in the interest of the Participants in the Plan and their beneficiaries and:
(1)	for the exclusive purpose of providing benefits to the Participants and their beneficiaries;
(2)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man or woman acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and
(3)	in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA. In addition to any other duties the Thrift and Pension Investment Committee and the Committee may have, the Thrift and Pension Investment Committee and the Committee shall periodically review the performance of the Trustee and any Investment Managers and the performance of all other persons to whom fiduciary duties have been delegated or allocated pursuant to the provisions of this Article XV, as applicable.
(d)	The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, members of the Committee and the Thrift and Pension Investment Committee, directors and Employees of an Employer and all such former members, directors and Employees, for any and all expenses, liabilities or losses arising out of any act or omission relating to the rendition of services for or the management and administration of the Plan.
(e)	No member of the Committee and the Thrift and Pension Investment Committee nor any of its delegates shall be personally liable by virtue of any contract, agreement or other instrument made or executed by him or her or on his or her behalf in such capacity.

Section 14.3. Control and Management of Assets. The assets of the Plan shall be held by the Trustee, in trust, and shall be managed by the Trustee and/or one or more Investment Managers appointed from time to time by the Thrift and Pension Investment Committee; provided, however, that the Committee shall have investment authority with respect to loans approved pursuant to Section 11.13, and may, from time to time, determine that the Trustee shall be subject to the direction of the Thrift and Pension Investment Committee with respect to certain other investments, in which case the Trustee shall be subject to proper directions of the Thrift and Pension Investment Committee which are in accordance with the terms of the Plan and which are not contrary to applicable law.

Section 14.4. Benefits to be Paid from Trust. Benefits under the Plan shall be payable only from the Trust Fund and only to the extent that such Trust Fund shall suffice therefor, and each Participant assumes all risk connected with any decrease in market price of any securities in the respective Funds. Neither the Company nor any Affiliate shall have any liability to make or continue from its own funds the payment of any benefits under the Plan.

Section 14.5. Expenses. There shall be paid from the Trust Fund all expenses incurred in connection with the administration of the Plan, including but not limited to the compensation of the Trustee, record keeping fees, the reasonable fees of counsel for the Trustee for legal services rendered to the Trustee and the fees of Investment

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Managers appointed with respect to the investment and reinvestment of the Trust Fund, except to the extent that such expenses and fees are paid by the Employer. There shall be paid from the Trust Fund all taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust Fund or any property of any kind forming a part thereof and all expenses, including brokerage costs and transfer taxes, incurred in connection with the investment and reinvestment of the Trust Fund.

     Section 14.6. Overpayments. Any overpayment made to a Participant may be withheld from subsequent payments made to such Participant or from payments made to his or her surviving Spouse or beneficiary until the overpayment has been recouped.

ARTICLE XV
CLAIMS PROCEDURE

     Section 15.1. Filing of Claims. Claims for benefits under the Plan shall be filed in writing on such form or forms as may be prescribed by the Committee with the Committee.

     Section 15.2. Appeal of Claims. Written notice shall be given to the claiming Participant or beneficiary of the disposition of such claim, setting forth specific reasons for any denial of such claim in whole or in part. If a claim is denied in whole or in part, the notice shall state that such Participant or beneficiary may, within 60 days of the receipt of such denial, request in writing that the decision denying the claim be reviewed by the Committee and provide the Committee with information in support of his or her position by submitting such information in writing to the Secretary of the Committee.

     Section 15.3. Review of Appeals. The Committee shall review each claim for benefits which has been denied in whole or in part and for which such review has been requested and shall notify, in writing, the affected Participant or beneficiary of its decision and of the reasons therefor. All decisions of the Committee shall be final and binding upon all of the parties involved.

ARTICLE XVI
MERGER OR CONSOLIDATION

     Section 16.1. Merger or Consolidation. In the case of any merger or consolidation of the Plan with, or transfer of assets or liabilities to, any other plan, each Participant or beneficiary shall be entitled to receive a benefit immediately after the merger, consolidation or transfer (if the Plan had been terminated) which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated). A merger or consolidation of the Plan with, or transfer of assets or liabilities to, any other plan shall not be deemed to be a termination or discontinuance of deposits and contributions having the effect of such termination of the Plan.

ARTICLE XVII
NON-ALIENATION OF BENEFITS

     Section 17.1. Non-Alienation of Benefits. Except as provided under Sections 11.13 and 22.1, no benefit or right under the Plan shall in any manner or to any extent be assigned, alienated or transferred by any Participant or beneficiary under the Plan or be subject to attachment, garnishment or other legal process. Notwithstanding the foregoing, a Participant’s benefit under the Plan may be offset by any amount such Participant is ordered or required to pay as a result of crimes involving the Plan, or a breach of a fiduciary duty owed by the Participant with respect to the Plan, as set forth in Code section 401(a)(13), on or after August 5, 1997.

ARTICLE XVIII
AMENDMENTS

     Section 18.1. Amendment Process. The Company reserves the right, by action of the Board of Directors, but subject to applicable law, at any time and from time to time, to modify, suspend or amend in whole or in part any or all of the provisions of the Plan, provided that no modification, suspension or amendment shall make it possible to deprive any Participant or beneficiary of a previously acquired right; and provided further that no such modification, suspension or amendment shall make it possible for any part of the assets of the Plan to be used for

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or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries under the Plan and for the payment of expenses of the Plan. The Employee Benefits Policy Committee has the authority to amend the Plan in accordance with the delegation of authority from the Board of Directors.

ARTICLE XIX
TERMINATION

     Section 19.1. Authority to Terminate. The Plan may be terminated in whole or in part at any time by the Board of Directors, but only upon condition that such action is taken as shall render it impossible for any part of the corpus or income of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries and for the payment of expenses of the Plan.

     Section 19.2. Distribution Upon Termination. Upon termination or partial termination of the Plan or upon the complete discontinuance of Deposits and Employer Contributions under the Plan, the assets of the Trust Fund shall be administered and distributed to the Participants or their beneficiaries at such time or times and in such nondiscriminatory manner as is determined by the Committee. Upon termination or partial termination of the Plan or upon the complete discontinuance of Deposits and Employer Contributions under the Plan, the rights of all affected Participants as of the date of such termination, partial termination or discontinuance of Deposits and Employer Contributions shall be nonforfeitable.

ARTICLE XX
PLAN CONFERS NO RIGHT TO EMPLOYMENT

     Section 20.1. No Right to Employment. Nothing contained in the Plan shall be construed as conferring any legal rights upon any Employee for a continuation of employment or shall interfere with the rights of an Employer or an Affiliate to discharge any Employee or otherwise to treat him or her without regard to the effect which such treatment might have upon such Employee with respect to the Plan, except as may be limited by applicable law.

ARTICLE XXI
ALTERNATE PAYEES

     Section 21.1. Alternate Payees Under QDROs. In the event that a domestic relations order of any State is received by the Plan and thereafter determined to be a Qualified Domestic Relations Order (QDRO) within the meaning of Code section 414(p), the vested portion of the Account of the Participant to which such QDRO is directed shall be apportioned as specified in such QDRO, valued as of the business day preceding the date specified in such QDRO. Upon notice to the QDRO administrator that a QDRO is being sought with respect to a Participant’s Account, no distribution or loan shall be made to a Participant until such time as the status of the QDRO is determined. The alternate payee of the Participant’s Account shall thereafter participate in the Plan in accordance with its terms, except such person shall not have the rights or benefits provided in Article IV, Article V and in Section 11.13. If a QDRO is issued and the amount awarded the alternate payee exceeds the value of the Participant’s Account less the outstanding loan balance, such QDRO shall be denied. Notwithstanding the provisions of this Article, the Plan may, without the consent of any such alternate payee, pay to such alternate payee the value of his or her respective share of the apportioned Account of the Participant, if the value thereof as so determined is $5,000 or less. If a QDRO so provides, benefits may be paid to an alternate payee before they would otherwise be distributable under the Plan, and no such distribution to an alternate payee shall be treated as a withdrawal by the Participant for purposes of Article XI.

ARTICLE XXII
CONSTRUCTION

     Section 22.1. Governing Law. The Plan shall be governed by and construed and administered under the laws of the State of New Jersey, except to the extent superseded by ERISA.

     Section 22.2. Headings. The headings are for reference only. In event of a conflict between a heading and the content of an Article or Section, the content shall control.

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ADDITIONAL INFORMATION ABOUT THE SAVINGS PLAN

     Pursuant to this Registration Statement, 2,000,000 shares of Common Stock have been registered for sale pursuant to the Savings Plan.

     No benefit or right under the Savings Plan may in any manner or to any extent be assigned, alienated, or transferred by any Participant under the Savings Plan. In addition, no benefit or right under the Savings Plan may be subjected to attachment, garnishment or other legal process without an appropriate court order.

     Benefits under the Savings Plan are not guaranteed by the Pension Benefit Guaranty Corporation. PSEG does not provide any such protection to Participants and it does not insure any gains nor protect against any loss from any investment in the Savings Plan.

     Although the Savings Plan is of indefinite duration, PSEG reserves the right to amend, modify or terminate the Savings Plan at any time, in its sole discretion. PSEG also retains the right to change the Recordkeeper and/or the Independent Agent at its sole discretion.

     While the Savings Plan does not place restrictions on resales of Common Stock acquired thereunder, shares of Common Stock acquired under the Savings Plan by an “affiliate,” as that term is defined in Rule 405 under the Securities Act of 1933 (the “1933 Act”), may only be resold pursuant to the registration requirements of the 1933 Act or an appropriate exemption therefrom. Acquisitions of shares of Common Stock and dispositions of shares of Common Stock by an officer or director, as defined under the rules promulgated under Section 16 of the 1934 Act, of PSEG within any six-month period may give rise to the right of PSEG to recapture any profit from such transactions pursuant to Section 16(b) of the 1934 Act.

     A copy of PSEG’s 2014 Annual Report to Stockholders has been furnished to each Participant in the Savings Plan. PSEG will promptly furnish, without charge, an additional copy of such Annual Report to any Eligible Employee who so requests by writing to the Director, Investor Relations, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. Each Participant will be furnished copies of all future reports, proxy statements and other communications furnished to PSEG stockholders generally.

     For further information about the Savings Plan, Participants and Eligible Employees may contact Benefits Express.

TAX CONSEQUENCES OF THE SAVINGS PLAN

Outlined below is a summary of certain tax consequences which may result to Participants in the Plan. The law on which this outline is based is subject to change at any time. Each Participant should consult his or her own tax adviser concerning the application of Federal taxes, as well as any state, local or foreign taxes, to the Participant’s particular situation.

PSEG believes that the Savings Plan is qualified under sections 401(a) and 401(k) of the Code. Under the Code, an employer may deduct currently its contributions to and expenses of the Plan from gross income for Federal income tax purposes.

The following tax consequences will result to Participants:

(1) Any contributions made pursuant to pre-tax salary reduction agreements will not be included in a Participant’s gross income. Therefore, neither those contributions nor PSEG’s Matching Contributions (if any) to the Savings Plan are taxable to a Participant as income when made or credited to his or her account. However, they will be taxable to a Participant in the year of distribution or withdrawal. Also, salary reduction contributions (both pre-tax and after-tax) are subject to Social Security tax.

(2) Any after-tax contributions made under applicable plan provisions are not taxed upon distribution, although any dividends, interest or other income or gains attributable to after-tax contributions are subject to taxation upon distribution. Any Roth 401(k) contributions made under the Plan – and earnings thereupon – are not taxed upon a qualified distribution. However, the earnings may be taxable if the distribution is not a qualified distribution.

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     (3) Lump-Sum Distribution. A lump-sum distribution is a distribution made within one tax year, of the full balance credited to a participant’s account(s) in the Plan and is either (a) made as a result of the participant’s separation from service or death, or (b) made after age 591/2. Unless a Participant elects roll over his or her distribution, the Participant will be taxed on the distribution in the year it is received. Participants may be eligible to elect to be taxed on the distribution using the ten-year forward-averaging method or the net unrealized appreciation method.

     (4) The ten-year forward-averaging method, which is available to individuals who were age 50 or older on January 1, 1986, may result in a lower tax on distributions from the Plan than the regular tax table or tax rate schedule methods. The 1986 tax rates apply in computing the tax under the ten-year forward-averaging method. Only distributions that constitute lump-sum distributions made after five full years of Plan participation are eligible for the ten-year forward-averaging method. An election must be filed with the IRS to use this method. The election can be made only once, regardless of the number of plans from which a Participant receives a lump-sum distribution. All distributions received in the same year from this and other qualified plans must be aggregated when computing the tax under the ten-year forward-averaging method.

     (5) The special net unrealized appreciation (“NUA”) rule applies to a lump-sum distribution for which Participants elect to receive in kind shares of Common Stock. When a Participant takes a distribution from the Savings Plan that includes an in kind distribution of Common Stock – that is, the actual shares of common stock, rather than the cash value of the shares, the total net unrealized appreciation in the value of the common stock is excludable from his or her income tax for the distribution year only if the distribution qualifies as a lump-sum distribution. A lump-sum distribution is a payment, within one year, of a Participant’s entire balance under the Savings Plan that is payable to him or her after having reached age 591/2, because the Participant has separated from service with the Company or one of its affiliates, or on account of his or her death or disability. The “taxable amount” for a lump-sum distribution from the Savings Plan will not include any net unrealized appreciation –Participants will pay federal income tax at ordinary tax rates only on the “cost basis” of the shares of common stock. Upon subsequent sale of the common stock, any taxable gain will be based on the difference in value between the cost basis and the fair market value of the shares. This amount will be taxed at the “capital gains” rate of federal income tax. Net unrealized appreciation is the amount by which the fair market value of the shares of PSEG common stock Participants receive exceeds the amount that the Savings Plan paid for the shares.

     A separate rule applies for the in-kind distribution of Common Stock acquired with after-tax contributions. Participants can receive net unrealized appreciation treatment on the value of Common Stock acquired with employee after-tax contributions, even if the distribution is not in the form of a lump sum payment. If a partial distribution includes any in kind Common Stock acquired with employee after-tax contributions, then a portion of the NUA on the Common Stock received in the payment will be excludable, based on the in kind shares of common stock which were purchased with after-tax contributions.

     (6) Rollover. In general, the Code permits a Participant to avoid current taxation on any portion of the taxable amount of an eligible rollover distribution by rolling over that portion into an “eligible retirement plan” that accepts rollover contributions. An eligible retirement plan includes a plan qualified under section 401(a) of the Code, including a 401(k) plan, profit-sharing plan, defined benefit plan, stock bonus plan, and money purchase plan; a section 403(a) annuity plan; a section 403(b) tax-sheltered annuity; an eligible section 457(b) plan maintained by a governmental employer; and a traditional IRA. Rollovers may be made to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account (an education IRA). The rollover rules make most, but not all, Plan distributions eligible for rollover.

     The following types of withdrawals and distributions are not eligible for rollover treatment: (1) a series of substantially equal periodic payments which are made either (a) for a specified period of ten years or more, (b) for the life (or life expectancy) of the participant, or (c) for the Participant’s lifetime and his/her beneficiary’s lifetime; (2) mandatory distributions resulting from the participant having attained age 701/2, or, if later, having retired; (3) hardship distributions; (4) cash dividends, if any, that are paid on employer stock held in an ESOP; (5) distributions made due to certain legal limits being exceeded; (6) Plan loans that become taxable deemed distributions because of a default; or (7) contributions made under special Automatic Enrollment rules that are withdrawn pursuant to a Participant’s request within 90 days of enrollment.

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     (7) In general, all taxable withdrawals and distributions eligible to be rolled over are subject to a 20% withholding requirement unless they are rolled over directly to an eligible employer plan or an IRA. This requirement does not, however, prevent a Participant from rolling over eligible amounts into an eligible employer plan or traditional IRA within 60 days of the distribution even if it is not a direct rollover.

     Any portion of a taxable distribution that is not rolled over is subject to ordinary income taxes (plus a 10% tax penalty under certain circumstances). Consequently, if a distribution is made other than directly to a qualified plan or an IRA, the participant would have to supplement the rollover from her/his own funds by an amount equal to the 20% withholding in order to avoid a tax liability on that amount for that year.

     (8) Distributions made in cash are taxed as ordinary income to the extent that they exceed the Participant’s after-tax contributions, if any. If the distribution qualifies as a lump-sum distribution, however, that income may be eligible for the special ten-year forward-averaging provision. In addition, all or a portion of the distribution may be eligible for rollover treatment.

     (9) Generally, if a participant receives a lump-sum distribution (other than a distribution of after-tax employee contributions) of securities from the PSEG Common Stock Fund, the Participant will have taxable income in an amount equal to the lesser of the original average cost of the securities to the respective fund or the securities’ fair market value at distribution. Such income will be ordinary income, and may be eligible for rollover treatment or the special ten-year forward-averaging provision. Further, any excess of fair market value over the ordinary income amount would not be treated as income at the time of distribution.

     (10) A “lump-sum” distribution for purposes of special tax treatment relative to distributions of employer securities from qualifying plans means the distribution or payment within one tax year to the recipient of the balance to the credit of an employee which becomes payable to the recipient: (1) on account of the employee’s death; (2) after the employee attains age 591/2; or (3) on account of the employee’s separation from service.

     Distributions of Common Stock consisting of after-tax contributions are taxed only to the extent that they exceed the applicable after-tax contributions. Generally, if a participant receives a lump-sum distribution of securities from the PSEG Common Stock Fund (plus cash in lieu of fractions of securities), the participant will have taxable income in an amount equal to (i) the lesser of the original cost of the securities to the respective fund or the securities’ fair market value at distribution, plus (ii) the amount of cash distributed, minus (iii) the amount of the participant’s applicable after-tax contributions. Such income will be ordinary income, and may be eligible for rollover treatment or the special ten-year forward-averaging provision.

     For other than lump-sum distributions, at the time of distribution any appreciation in value of PSEG stock purchased with employer contributions (if any), reinvested earnings, and salary reduction contributions is recognized as ordinary income. (Any appreciation in the value of securities purchased with after-tax contributions is not recognized and is deferred until subsequent sale of the securities.) Also, the special ten year forward-averaging provision will not apply if the distribution is not a lump-sum distribution. Rollover treatment, however, may be available.

     (11) When shares of Common Stock are distributed and subsequently sold by the participant, the gain or loss (measured by the difference between the selling price and the tax basis of the securities sold) must be recognized. Such tax basis is equal to the lesser of the original average cost of the securities under the Plan or the securities’ fair market value at distribution. All or a portion of any further gain may be subject to preferential long-term capital gains taxation.

     (12) When shares received in a distribution not qualifying as a lump-sum distribution are subsequently sold by the Participant, the capital gain or loss (measured by the difference between the selling price and the tax basis of the securities sold) must be recognized. In the case of securities purchased with PSEG contributions (if any), reinvested earnings and salary reduction contributions, such tax basis is equal to the amount of ordinary income reported as a result of the distribution. In the case of shares purchased with employee after-tax contributions, such tax basis is equal to the lesser of the original cost of the securities under the Savings Plan or the securities’ fair market value at distribution.

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     (13) Tax Penalties. In addition to income taxes on withdrawals and distributions as described, the Code provides for a penalty tax on withdrawals and distributions made before the participant attains age 591/2. The penalty tax is 10% of the taxable distributed amount.

     In addition to in-service withdrawals or distributions made after the participant attains age 591/2, there is no penalty tax on distributions that are: (i) eligible amounts rolled over in a timely manner to an IRA or eligible employer plan; (ii) made to a beneficiary after the death of a Participant; (iii) attributable to the Participant’s permanent disability; (iv) made to a Participant who has separated from service during or after the year in which the participant attained age 55; (v) used to pay reimbursed medical expenses that exceed 7.5% of adjusted gross income; or paid to alternate payees under a Qualified Domestic Relations Order.

WHERE YOU CAN FIND MORE INFORMATION

     PSEG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that PSEG files at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain our filings on the Internet at the SEC’s home page at http://www.sec.gov. PSEG’s Common Stock is listed on the New York Stock Exchange under the ticker symbol “PEG.” You can obtain information about PSEG at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement on Form S-8 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to the securities, the Trust and us. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the full document as filed with the SEC.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by us with the Securities and Exchange Commission and are already incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Current Report on Form 8-K filed with the SEC on February 20, 2015; and

•	Our Amended Current Report on Form 8-K dated January 17, 1990 containing a description of our common stock, without par value.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Vice President, Investor Relations

PSEG Services Corporation

80 Park Plaza, 6th Floor

Newark, NJ 07101

Telephone (973) 430-6565

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus. PSEG has not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. PSEG’s affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we:

(1)	have the power to indemnify each of our directors and officers (as well as our employees and agents) against expenses and liabilities in connection with any proceeding involving such person by reason of his/her being or having been such director or officer other than a proceeding by or in our own right, if (a) such director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his/her conduct was unlawful;

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(2)	have power to indemnify each of our directors and officers against expenses in connection with any proceeding by or in our own right to procure a judgment in our favor which involves such director or officer by reason of his/her being or having been such director or officer, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to us, unless, and only to the extent that, the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

(3)	must indemnify each of our directors and officers against expenses to the extent that he/she has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

(4)	have power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of his/her being or having been a director or officer, whether or not we would have the power to indemnify him/her against such expenses and liabilities under the statute.

As used in the statute, “expenses” mean reasonable costs, disbursements and counsel fees, “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

Indemnification may be awarded by a court under (1) or (2) as well as under (3) above, notwithstanding a prior determination by us that the director or officer has not met the applicable standard of conduct.

Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

Article 8, Section 1 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Indemnification:

The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right or indemnification shall inure to the benefit of the legal representative of any such person.

Article 8, Section 2 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Limitation of Liability:

To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment or repeal.

Our directors and officers are insured under the policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and we are insured to the extent that we are required or permitted by law to indemnify the directors and officers for such loss. We pay the premiums for such insurance.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	We hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore,

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unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Public Service Enterprise Group Incorporated, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 6th day of March, 2015.

Public Service Enterprise Group Incorporated

By:	/s/ CAROLINE DORSA
Caroline Dorsa
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature	Capacity	Date

/s/ CAROLINE DORSA	Principal Financial Officer	March 6, 2015
Caroline Dorsa

/s/ STUART J BLACK	Principal Accounting Officer	March 6, 2015
Stuart J. Black

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has also been signed by Caroline Dorsa, Attorney-in-Fact, on behalf of the following persons in the capacities indicated on March 6, 2015.

Name	Capacity
Ralph Izzo	Principal Executive Officer and Director
Albert R. Gamper, Jr.	Director
William V. Hickey	Director
Shirley Ann Jackson	Director
David Lilley	Director
Thomas A. Renyi	Director
Hak Cheol Shin	Director
Richard J. Swift	Director
Susan Tomasky	Director
Alfred W. Zollar	Director

By:	/s/ CAROLINE DORSA
Caroline Dorsa

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1(a)	PSEG’s Certificate of Incorporation[1]

3.1(b)	PSEG’s Certificate of Amendment of Certificate of Incorporation effective April 23, 1987[2]

3.1(c)	PSEG’s Certificate of Amendment of Certificate of Incorporation effective April 20, 2007[3]

3.2	PSEG’s By-Laws[4]

5	Not Applicable

15	Not Applicable

23	Independent Auditors’ Consent

24	Power of Attorney

[1]	Previously filed as Exhibit 3.1a with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference
[2]	Previously filed as Exhibit 3.1b with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference
[3]	Previously filed as Exhibit 3.1c with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference.
[4]	Previously filed as Exhibit 3.1 with current Report on Form 8-K, File No. 001-09120 on November 18, 2009 and incorporated herein by this reference.

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